CWABS Asset-Backed Certificates Trust 2007-4

Issuing Entity

Final Term Sheet

®

$959,500,100 (Approximate)
CWABS, Inc.
Depositor

Countrywide Home Loans, Inc.
Sponsor and Seller

Countrywide Home Loans Servicing LP
Master Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1-866-500-5409.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED MARCH 28, 2007

Distributions payable monthly beginning April 25, 2007
________________

The following classes of certificates are being offered pursuant to this free writing prospectus:

Class	Original Certificate Principal Balance(1)	Price to Public	Underwriting Discount	Proceeds to Depositor(2)	Class	Original Certificate Principal Balance(1)	Price to Public	Underwriting Discount	Proceeds to Depositor(2)
A-1A	$184,585,000	100.00000%	0.05250%	99.94750%	M-1	$30,500,000	99.99542%	0.83333%	99.16209%
A-1B	$90,000,000	99.99944%	0.05250%	99.94694%	M-2	$28,000,000	99.99796%	0.83333%	99.16463%
A-2	$79,542,000	99.99960%	0.05250%	99.94710%	M-3	$17,000,000	99.99778%	0.83333%	99.16445%
A-3	$185,808,000	99.99901%	0.05250%	99.94651%	M-4	$15,000,000	99.99640%	0.83333%	99.16307%
A-4W	$77,898,000	99.99782%	0.05250%	99.94532%	M-5	$14,500,000	99.99835%	0.83333%	99.16502%
A-5	$28,000,000	99.99775%	0.05250%	99.94525%	M-6	$13,000,000	98.90603%	1.25000%	97.65603%
A-5W	$74,167,000	99.99590%	0.05250%	99.94340%	M-7	$13,500,000	93.82874%	1.25000%	92.57874%
A-6	$20,000,000	99.99746%	0.05250%	99.94496%	M-8	$8,000,000	83.10000%	1.71875%	81.38125%
A-6W	$80,000,000	99.99503%	0.83333%	99.16170%	A-R	$100	(3)	(3)	(3)
__________
(1)	This amount is subject to a permitted variance in the aggregate of plus or minus 10%.
(2)	Before deducting expenses payable by the Depositor estimated to be approximately $960,000 in the aggregate.
(3)	The Class A-R Certificates will not be purchased by the underwriters and are being transferred to Countrywide Home Loans, Inc. as partial consideration for the sale of the mortgage loans.

Issuing Entity

CWABS Asset-Backed Certificates Trust 2007-4, a common law trust formed under the laws of the State of New York.

Depositor

CWABS, Inc., a Delaware corporation and a limited purpose finance subsidiary of Countrywide Financial Corporation, a Delaware corporation.

Sponsor and Sellers

Countrywide Home Loans, Inc. will be the sponsor of the transaction and a seller of a portion of the mortgage loans. Other sellers may include one or more special purpose entities established by Countrywide Financial Corporation or one of its subsidiaries, which acquired the mortgage loans they are selling directly from Countrywide Home Loans, Inc.

Master Servicer

Countrywide Home Loans Servicing LP.

Trustee

The Bank of New York, a New York banking corporation.

The NIM Insurer

After the closing date, our affiliate expects to establish a separate trust to issue net interest margin securities secured by all or a portion of the Class P and Class C Certificates. Those net interest margin securities may have the benefit of one or more financial guaranty insurance policies that guarantee payments on those securities. The insurer or insurers issuing these financial guaranty insurance policies are referred to in this free writing prospectus as the “NIM Insurer.” The references to the NIM Insurer in this free writing prospectus apply only if the net interest margin securities are so insured.

Any NIM Insurer will have a number of rights under the pooling and servicing agreement that will limit and otherwise affect the rights of the holders of the offered certificates. Any insurance policy issued by a NIM Insurer will not cover, and will not benefit in any manner whatsoever, the offered certificates.

Pooling and Servicing Agreement

The pooling and servicing agreement among the sellers, the master servicer, the depositor, and the trustee, under which the issuing entity will be formed.

Cut-off Date

Initial Mortgage Loans:

For any initial mortgage loan, the later of March 1, 2007 and the origination date of that mortgage loan (referred to as the initial cut-off date).

Subsequent Mortgage Loans:

For any subsequent mortgage loan, the later of the first day of the month of the related subsequent transfer date and the origination date of that subsequent mortgage loan (referred to as the subsequent cut-off date).

Closing Date

On or about March 29, 2007.

Pre-Funding

On the closing date, the depositor may deposit an amount of up to 25% of the initial aggregate certificate principal balance of the certificates issued by the issuing entity in a pre-funding account (referred to as the pre-funded amount).

Funding Period:

Any funding period will begin on the closing date and end on the earlier of (x) the date the amount in the pre-funding account is less than $175,000 and (y) May 24, 2007.

Use of Pre-Funded Amount:

Any pre-funded amount is expected to be used to purchase subsequent mortgage loans. Any pre-funded amount not used during the funding period to purchase subsequent mortgage loans will be distributed to holders of the senior certificates as a prepayment of principal on the distribution date immediately following the end of the funding period.

Restrictions on Subsequent Mortgage Loan Purchases:

Purchases of subsequent mortgage loans are subject to the same criteria as the initial mortgage loans and additional restrictions related to the composition of the mortgage pool following the acquisition of the subsequent mortgage loans, as described in this free writing prospectus.

Capitalized Interest Account:

Because some of the mortgage loans may not be acquired by the issuing entity until after the closing date, there may not be sufficient interest collections from mortgage loans to pay all the interest due on the certificates on the first and possibly the second and third distribution dates. If a pre-funding account is funded, a capitalized interest account will be established and funded on the closing date to cover those shortfalls.

Interest Shortfall Payments

With respect to the first distribution date (in the case of initial mortgage loans) and each distribution date occurring in the month following any subsequent transfer date (in the case of the related subsequent mortgage loans), Countrywide Home Loans, Inc. will deposit one month’s interest at the adjusted mortgage rate for each such mortgage loan that does not have a monthly payment date in the due period related to the subject distribution date.

The Mortgage Loans

The mortgage pool will consist of fixed rate credit-blemished mortgage loans that are secured by first liens on one- to four-family residential properties.

Statistical Calculation Information

The statistical information presented in this free writing prospectus relates to a statistical calculation pool that does not reflect all of the mortgage loans that will be included in the issuing entity. Additional mortgage loans will be included in the mortgage pool on the closing date, and subsequent mortgage loans may be included during the funding period. In addition, certain mortgage loans in the statistical calculation pool may not be included in the mortgage pool on the closing date because they have prepaid in full or were determined not to meet the eligibility requirements for the mortgage pool.

The information with respect to the statistical calculation pool is, unless otherwise specified, based on the scheduled principal balances as of March 1, 2007, which is the statistical calculation date. The aggregate stated principal balance of the statistical calculation pool as of the statistical calculation date is referred to as the statistical calculation date pool principal balance. As of the statistical calculation date, the statistical calculation date pool principal balance was approximately $695,331,985.

Unless otherwise noted, all statistical percentages are measured by the statistical calculation date pool principal balance.

As of the statistical calculation date, the mortgage loans in the statistical calculation pool had the following characteristics:

Aggregate Current Principal Balance	$695,331,985
Weighted Average Mortgage Rate	8.027%
Range of Mortgage Rates	5.625% to 14.250%
Average Current Principal Balance	$177,971
Range of Current Principal Balances	$31,253 to $903,000
Weighted Average Original Loan-to-Value Ratio	76.94%
Weighted Average Original Term to Maturity	377 months
Weighted Average Credit Bureau Risk Score	605 points
Weighted Average Remaining Term to Stated Maturity	376 months
Percentage Originated under Full Doc Program	71.80%
Geographic Concentrations in excess of 10%:
California	18.13%
Florida	11.35%

Additional information regarding the mortgage loans in the statistical calculation pool is attached as Annex A to this free writing prospectus.

Certain characteristics of the initial mortgage pool as of the initial cut-off date and the final mortgage pool following any pre-funding period (measured as of the initial cut-off date for initial mortgage loans and as of the applicable subsequent cut-off date for any subsequent mortgage loans) will not vary from the corresponding characteristics of the statistical calculation pool by more than a permitted variance.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Original Certificate Principal Balance (1)	Type	Last Scheduled Distribution Date	Initial Rating (Moody’s) (2)	Initial Rating (S&P) (2)
Offered Certificates
A-1A	$184,585,000	Senior/Adjustable Rate	February 25, 2027	Aaa	AAA
A-1B	$90,000,000	Senior/Fixed Rate	February 25, 2027	Aaa	AAA
A-2	$79,542,000	Senior/Fixed Rate	March 25, 2029	Aaa	AAA
A-3	$185,808,000	Senior/Fixed Rate	October 25, 2032	Aaa	AAA
A-4W	$77,898,000	Senior/Fixed Rate	January 25, 2034	Aaa	AAA
A-5	$28,000,000	Senior/Fixed Rate	October 25, 2035	Aaa	AAA
A-5W	$74,167,000	Senior/Fixed Rate	October 25, 2035	Aaa	AAA
A-6	$20,000,000	Senior/Fixed Rate/NAS	August 25, 2035	Aaa	AAA
A-6W	$80,000,000	Senior/Fixed Rate/NAS	August 25, 2035	Aaa	AAA
M-1	$30,500,000	Subordinate/Fixed Rate	May 25, 2036	Aa1	AA+
M-2	$28,000,000	Subordinate/Fixed Rate	October 25, 2036	Aa2	AA
M-3	$17,000,000	Subordinate/Fixed Rate	January 25, 2037	Aa3	AA-
M-4	$15,000,000	Subordinate/Fixed Rate	April 25, 2037	A1	A+
M-5	$14,500,000	Subordinate/Fixed Rate	June 25, 2037	A2	A
M-6	$13,000,000	Subordinate/Fixed Rate	August 25, 2037	A3	A-
M-7	$13,500,000	Subordinate/Fixed Rate	September 25, 2037	Baa1	BBB+
M-8	$8,000,000	Subordinate/Fixed Rate	September 25, 2037	Baa2	BBB
A-R	$100	Senior/REMIC Residual	April 25, 2007	Aaa	AAA

Non-Offered Certificates (3)
P	$100	Prepayment Charges	N/A	N/R	N/R
C	N/A	Residual	N/A	N/R	N/R
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(1)
This amount is subject to a permitted variance in the aggregate of plus or minus 10% depending on the amount of mortgage loans actually delivered on the closing date and any amount deposited in the pre-funding account.

(2)
The offered certificates will not be offered unless they are assigned the indicated ratings by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. (“S&P”). “N/R” indicates that the rating agency was not asked to rate the class of certificates. A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

(4)
The Class P and Class C Certificates are not offered by this free writing prospectus. Any information contained in this free writing prospectus with respect to the Class P and Class C Certificates is provided only to permit a better understanding of the offered certificates.

The certificates will also have the following characteristics:

Class	Pass-Through Rate On or Before Optional Termination Date	Pass-Through Rate After Optional Termination Date	Accrual Period	Interest Accrual Convention
Offered Certificates
A-1A	LIBOR + 0.120% (1)	LIBOR + 0.120% (1)	(2)	Actual/360 (3)
A-1B	5.810% (4)	5.810% (4)	calendar month (5)	30/360 (6)
A-2	5.530% (4)	5.530% (4)	calendar month (5)	30/360 (6)
A-3	5.714% (4)	5.714% (4)	calendar month (5)	30/360 (6)
A-4W	5.859% (4)	5.859% (4)	calendar month (5)	30/360 (6)
A-5	6.033% (4)	6.533% (4)	calendar month (5)	30/360 (6)
A-5W	5.934% (4)	6.434% (4)	calendar month (5)	30/360 (6)
A-6	5.683% (4)	5.683% (4)	calendar month (5)	30/360 (6)
A-6W	5.633% (4)	5.633% (4)	calendar month (5)	30/360 (6)
M-1	5.881% (4)	5.881% (4)	calendar month (5)	30/360 (6)
M-2	5.931% (4)	5.931% (4)	calendar month (5)	30/360 (6)
M-3	6.030% (4)	6.030% (4)	calendar month (5)	30/360 (6)
M-4	6.475% (4)	6.475% (4)	calendar month (5)	30/360 (6)
M-5	6.920% (4)	6.920% (4)	calendar month (5)	30/360 (6)
M-6	7.200% (4)	7.200% (4)	calendar month (5)	30/360 (6)
M-7	7.200% (4)	7.200% (4)	calendar month (5)	30/360 (6)
M-8	7.200% (4)	7.200% (4)	calendar month (5)	30/360 (6)
A-R	(7)	(7)	N/A	N/A
Non-Offered Certificates
P	N/A	N/A	N/A	N/A
C	N/A	N/A	N/A	N/A
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(1)
The pass-through rate for this class of certificates may adjust monthly and will be subject to an interest rate cap, in each case as described in this free writing prospectus under “Description of the Certificates — Distributions — Distributions of Interest.” LIBOR refers to One-Month LIBOR for the related accrual period calculated as described in this free writing prospectus under “Description of the Certificates — Calculation of One-Month LIBOR.”

(2)
The accrual period for any distribution date will be the period from and including the preceding distribution date (or from and including the closing date, in the case of the first distribution date) to and including the day prior to the current distribution date. These certificates will settle without accrued interest.

(3)	Interest accrues at the rate specified in this table based on a 360-day year and the actual number of days elapsed during the related accrual period.

(4)
The pass-through rate for this class of certificates will be subject to an interest rate cap, as described in this free writing prospectus under “Description of the Certificates — Distributions — Distributions of Interest.”

(5)	The accrual period for any distribution date will be the calendar month preceding that distribution date. These certificates will settle with accrued interest.

(6)	Interest accrues at the rate specified in this table based on a 360-day year that consists of twelve 30-day months.

(7)	The Class A-R Certificates will not accrue any interest.

Designations

Designation	Class of Certificates
Class A Certificates:	Class A-1A, Class A-1B, Class A-2, Class A-3, Class A-4W, Class A-5, Class A-5W, Class A-6 and Class A-6W Certificates.
Senior Certificates:	Class A and Class A-R Certificates.
Class M Certificates or Subordinate Certificates:	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates.
Fixed Rate Certificates:	Class A-1B, Class A-2, Class A-3, Class A-4W, Class A-5, Class A-5W, Class A-6 and Class A-6W Certificates and Subordinate Certificates.
Offered Certificates:	Senior Certificates and Subordinate Certificates.

Record Date

Class A-1A Certificates:

The business day immediately preceding a distribution date, or if the Class A-1A Certificates are no longer book-entry certificates, the last business day of the month preceding the month of a distribution date.

Class A-R Certificates and Fixed Rate Certificates:

The last business day of the month preceding the month of a distribution date.

Denominations

$20,000 and multiples of $1 in excess thereof, except that the Class A-R Certificates will be issued as two certificates in the denominations specified in the pooling and servicing agreement.

Registration of Certificates

Offered Certificates other than the Class A-R Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the offered certificates (other than the Class A-R Certificates) will hold their beneficial interests through The Depository Trust Company, in the United States, or Clearstream, Luxembourg or the Euroclear System, in Europe.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer described in this free writing prospectus and as more fully provided for in the pooling and servicing agreement.

Distribution Dates

Beginning on April 25, 2007, and thereafter on the 25th day of each calendar month, or if the 25th is not a business day, the next business day.

Interest Payments

On each distribution date, holders of each class of interest-bearing certificates will be entitled to receive:

•	the interest that has accrued during the related accrual period at the related pass-through rate on the certificate principal balance immediately prior to the applicable distribution date, and

•	any interest due on a prior distribution date that was not paid.

The accrual period, interest accrual convention and pass-through rate (or calculation method) for each class of interest-bearing certificates is shown in the table on page S-5.

For each class of subordinate certificates, any interest carry forward amount (which is interest due on a prior distribution date that was not paid on a prior distribution date) will be payable from excess cashflow, as and to the extent described in this free writing prospectus.

There are certain circumstances that could reduce the amount of interest paid to you.

Principal Payments

On each distribution date, certificateholders will receive a distribution of principal on their certificates only if there is cash available on that date for the payment of principal. The priority of payments will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and will depend on the loss and delinquency performance of the mortgage loans.

Amounts Available for Distributions on the Certificates

Amounts Available with respect to Interest Distributions

The amount available for interest distributions on the certificates on any distribution date will generally consist of the following amounts (after the fees and expenses as described below are subtracted):

•	scheduled payments of interest on the mortgage loans collected during the applicable period (other than any credit comeback excess amounts);

•	interest on prepayments to the extent not allocable to the master servicer as additional servicing compensation;

•	interest amounts advanced by the master servicer and any required compensating interest paid by the master servicer related to certain prepayments on certain mortgage loans;

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to interest);

•	the seller interest shortfall payments, if any, paid by Countrywide Home Loans, Inc.; and

•
for each distribution date during, and the distribution date immediately after, the funding period, any amounts required pursuant to the pooling and servicing agreement to be distributed from the capitalized interest account.

Amounts Available with respect to Principal Distributions

The amount available for principal distributions on the certificates on any distribution date will generally consist of the following amounts (after fees and expenses as described below are subtracted):

•	scheduled payments of principal of the mortgage loans collected during the applicable period or advanced by the master servicer;

•	prepayments collected in the applicable period;

•	the stated principal balance of any mortgage loan repurchased by a seller or purchased by the master servicer;

•	the excess, if any, of the stated principal balance of a deleted mortgage loan over the stated principal balance of the related substitute mortgage loan;

•	liquidation proceeds on the mortgage loans during the applicable period (to the extent allocable to principal);

•
excess interest (to the extent available) to maintain or restore the targeted overcollateralization level as described under “Description of the Certificates — Overcollateralization Provisions” in this free writing prospectus; and

•	the amount, if any, remaining on deposit in the pre-funding account on the distribution date following the end of the funding period.

Fees and Expenses

The amounts available for distributions on the certificates on any distribution date generally will not include the following amounts:

•
the master servicing fee and additional servicing compensation (as described in this free writing prospectus under “Description of the Certificates — Withdrawals from the Certificate Account” and “—Withdrawals from the Distribution Account”) due to the master servicer;

•	the trustee fee due to the trustee;

•	amounts reimbursed to the master servicer and the trustee in respect of advances previously made by them and other amounts for which the master servicer or the trustee are entitled to be reimbursed;

•	all prepayment charges (which are distributable only to the Class P Certificates);

•	all other amounts for which the depositor, a seller, the master servicer or any NIM Insurer is entitled to be reimbursed; and

•	the premiums for the FSA Policy.

These amounts will reduce the amount available for distribution to the certificateholders.

Final Maturity Reserve Fund

On each distribution date beginning on the distribution date in April 2017 and ending on the distribution date in March 2037, if the aggregate stated principal balance of the mortgage loans having an original term to maturity of 40 years as of the first day of the related due period is greater than the 40-year target for such distribution date, an amount equal to the lesser of (a) one-twelfth of the product of (i) 0.80% and (ii) the aggregate stated principal balance of the mortgage loans with original terms to maturity of 40 years, and (b) the excess of (i) the final maturity funding cap for such distribution date over (ii) the amount on deposit in the final maturity reserve fund immediately prior to such distribution date will be deposited in the final maturity reserve fund until the amount on deposit in the final maturity reserve fund is equal to the final maturity funding cap. On the distribution date in March 2037, any amounts on deposit in the final maturity reserve fund will be distributed to the certificates as described in this free writing prospectus. Upon termination of the issuing entity, any amounts remaining in the final maturity reserve fund will be distributed to the Class C Certificates.

Servicing Compensation

Master Servicing Fee:

The master servicer will be paid a monthly fee (referred to as the master servicing fee) with respect to each mortgage loan equal to one-twelfth of the stated principal balance of that mortgage loan multiplied by 0.50% per annum, which is referred to as the servicing fee rate.

Additional Servicing Compensation:

The master servicer is also entitled to receive additional servicing compensation from amounts in respect of interest paid on certain principal prepayments, late payment fees, assumption fees and other similar charges (excluding prepayment charges) and investment income earned on amounts on deposit in certain of the issuing entity’s accounts.

Source and Priority of Payments:

These amounts will be paid to the master servicer from collections on the mortgage loans prior to any distributions on the certificates.

Priority of Payments; Distributions of Interest

In general, on any distribution date, the interest funds will be distributed in the following order:

•	to the final maturity reserve fund, the required final maturity deposit,

•
concurrently, (x) to the certificate insurer, the monthly premiums for the FSA Policy for such distribution date and (y) concurrently, to each class of Class A Certificates, current interest and interest carry forward amount for each such class and such distribution date, pro rata, based on their respective entitlements;

•	to the certificate insurer, any reimbursement amount;

•	sequentially, in order of their distribution priorities, to each class of subordinate certificates, current interest for each class; and

•	as part of the excess cashflow.

Priority of Payments; Distributions of Principal

General

The manner of distributing principal among the classes of certificates will differ, as described in this free writing prospectus, depending upon whether a distribution date occurs before the stepdown date, or on or after that date, and depending on whether a trigger event is in effect.

Effect of the Stepdown Date or a Trigger Event

Prior to the stepdown date or if a trigger event is in effect on or after the stepdown date, all amounts distributable as principal on a distribution date will be allocated first to the senior certificates, until the senior certificates are paid in full, before any distributions of principal are made on the subordinate certificates.

On any distribution date on or after the stepdown date and so long as no trigger event is in effect, instead of allocating all amounts distributable as principal on the certificates to the senior classes of certificates until those senior classes are paid in full, each class of certificates will be entitled to principal distributions based on the targeted level of overcollateralization and subordination for each class of certificates. These amounts are described in more detail under “Description of the Certificates — Distributions — Distributions of Principal” in this free writing prospectus.

Trigger Events:

A “trigger event” will be in effect when losses and/or delinquencies on the mortgage loans exceed certain specified levels.

The Stepdown Date:

The stepdown date will be the earlier of:

•	the distribution date following the distribution date on which the aggregate certificate principal balance of the Class A Certificates is reduced to zero; and

•	the later of:

•	the April 2010 distribution date; and

•
the first distribution date on which the aggregate certificate principal balance of the Class A Certificates (after calculating anticipated distributions on the distribution date) is less than or equal to 64.00% of the aggregate stated principal balance of the mortgage loans for the distribution date.

On any distribution date prior to the stepdown date or on which a trigger event is in effect, the principal distribution amount will be distributed in the following order:

•	to the classes of Class A Certificates and to the certificate insurer, in the order and amounts set forth below;

•
sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, until their certificate principal balances are reduced to zero; and

•	as part of the excess cashflow.

On any distribution date on or after the stepdown date and so long as no trigger event is in effect, the principal distribution amount will be distributed in the following order:

•	in an amount up to the Class A principal distribution amount, to the Class A Certificates in the order set forth below, until their certificate principal balances are reduced to zero,

•
to the certificate insurer, any remaining premiums payable with respect to the FSA Policy and any remaining reimbursement amount, in each case that have not been paid from interest funds for the distribution date,

•
sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, the subordinate class principal distribution amount for that class, until their certificate principal balances are reduced to zero; and

•	as part of the excess cashflow.

Class A Certificates:

On each distribution date prior to the stepdown date or on which a trigger event is in effect, any principal amounts to be distributed to the Class A Certificates and the certificate insurer will be distributed in the following order:

•
concurrently, to (x) the Class A-6 Certificates and (y) the Class A-6W Certificates and the certificate insurer, pro rata (based on, with respect to clause (x), the certificate principal balance of the Class A-6 Certificates, and with respect to clause (y), the certificate principal balance of the Class A-6W Certificates), the NAS principal distribution amount as follows:

(i)	to the Class A-6 Certificates until their certificate principal balance is reduced to zero, and

(ii)
sequentially, to the certificate insurer, any remaining Class A-6W Premium for the FSA Policy not paid from interest funds for the distribution date, and then to the Class A-6W Certificates until their certificate principal balance is reduced to zero;

•	concurrently, to the Class A-1A and Class A-1B Certificates, pro rata, based on their respective certificate principal balances, until their certificate principal balances are reduced to zero;

•	sequentially, to the Class A-2 and Class A-3 Certificates, in that order, in each case until their certificate principal balances are reduced to zero;

•
to the certificate insurer, any remaining Class A-4W Premium for the FSA Policy not paid from interest funds for the distribution date, and then to the Class A-4W Certificates until its certificate principal balance is reduced to zero;

•
concurrently, to (x) the Class A-5 Certificates and (y) the Class A-5W Certificates and the certificate insurer, pro rata (based on, with respect to clause (x), the certificate principal balance of the Class A-5 Certificates, and with respect to clause (y), the certificate principal balance of the Class A-5W Certificates) as follows:

(i)	to the Class A-5 Certificates until their certificate principal balance is reduced to zero, and

(ii)
sequentially, to the certificate insurer, any remaining Class A-5W Premium for the FSA Policy not paid from interest funds for the distribution date, and then to the Class A-5W Certificates until their certificate principal balance is reduced to zero;

•
concurrently, to (x) the Class A-6 Certificates and (y) the Class A-6W Certificates and the certificate insurer, pro rata (based on, with respect to clause (x), the certificate principal balance of the Class A-6 Certificates, and with respect to clause (y), the certificate principal balance of the Class A-6W Certificates), without regard to the NAS principal distribution amount as follows:

(i)	to the Class A-6 Certificates until their certificate principal balance is reduced to zero, and

(ii)
sequentially, to the certificate insurer, any remaining Class A-6W Premium for the FSA Policy not paid from interest funds or the NAS principal distribution amount for the distribution date, and then to the Class A-6W Certificates until their certificate principal balance is reduced to zero;

•	to the certificate insurer, any reimbursement amount remaining unpaid following the distribution of interest funds for the distribution date.

On any distribution date on or after the stepdown date and so long as no trigger event is in effect, amounts to be distributed to the Class A Certificates in respect of principal will be distributed in the following order:

•
concurrently, to the Class A-6 and Class A-6W Certificates, the NAS principal distribution amount, pro rata, based on their respective certificate principal balances, until their certificate principal balances are reduced to zero;

•	concurrently, to the Class A-1A and Class A-1B Certificates, pro rata, based on their respective certificate principal balances, until their certificate principal balances are reduced to zero;

•	sequentially, to the Class A-2, Class A-3 and Class A-4W Certificates, in that order, until their certificate principal balances are reduced to zero;

•	concurrently, to the Class A-5 and Class A-5W Certificates, pro rata, based on their respective certificate principal balances, until their certificate principal balances are reduced to zero; and

•
concurrently, to the Class A-6 and Class A-6W Certificates, without regard to the NAS principal distribution amount, pro rata, based on their respective certificate principal balances, until their certificate principal balances are reduced to zero.

Class A-6 and Class A-6W Certificates; NAS Principal Distribution Amount:

The Class A-6 and Class A-6W Certificates are collectively entitled to receive the NAS Principal Distribution Amount prior to distributions of principal of the other classes of Class A Certificates. The NAS principal distribution amount is a specified percentage (that may exceed 100%) of the Class A-6 and Class A-6W Certificates’ pro rata share of the principal distributable to the Class A Certificates. Until the distribution date in April 2010, the NAS principal distribution amount is zero and it is expected that the Class A-6 and Class A-6W Certificates will not receive any distributions of principal. The specified percentage increases on the distribution date in April 2010, April 2012, April 2013 and April 2014, when it ultimately reaches 300%. On and after the distribution date in April 2010 and until the April 2013 distribution date, it is expected that the Class A-6 and Class A-6W Certificates will each receive a portion of principal payments that is smaller than their pro rata share of principal payments and on or after April 2014 distribution date, the Class A-6 and Class A-6W Certificates will each receive an amount greater than their pro rata share of principal payments.

Excess Cashflow

Excess cashflow generally refers to the remaining amounts (if any) available for distribution to the certificates after interest and principal distributions have been made.

On any distribution date, the excess cashflow (if any) and, in the case of the first two bullet points below and in the case of the payment of unpaid realized loss amounts pursuant to the third bullet point below, credit comeback excess cashflow (if any), will be distributed in the following order, in each case, first to the extent of the remaining credit comeback excess cashflow and, second to the extent of the remaining excess cashflow:

•
to each class of Class A Certificates and subordinate certificates, in the same priority as described above with respect to payments of principal, the amounts necessary to maintain or restore overcollateralization to the target overcollateralization level;

•	concurrently, to each class of Class A Certificates, any unpaid realized loss amount for each such class, pro rata based on their respective entitlements;

•
sequentially, to the classes of subordinate certificates, in order of their distribution priorities, and for each class, first, to pay any interest carry forward amount for that class and second to pay any unpaid realized loss amount for that class;

•
to each class of Class A Certificates (in the case of the Class A-1A Certificates, after payment of amounts available (if any) under the corridor contract) and subordinate certificates, pro rata first based on their certificate principal balances and second based on their remaining unpaid net rate carryover, to the extent needed to pay any unpaid net rate carryover;

•	to the carryover reserve fund, the required carryover reserve fund deposit;

•
if and for so long as the final maturity OC trigger is in effect, to the class A certificates, the certificate insurer and the subordinate certificates, in the same order in which the principal distribution amount would be distributed to such certificates and the certificate insurer on such distribution date assuming that a trigger event were in effect; and

•	to the Class C and Class A-R Certificates, as specified in the pooling and servicing agreement.

Credit Enhancement

Credit enhancement provides limited protection to holders of certain certificates against shortfalls in payments received on the mortgage loans. This transaction employs the following forms of credit enhancement:

Financial Guaranty Insurance Policy

The Class A-4W, Class A-5W and Class A-6W Certificates will have the benefit of a financial guaranty insurance policy called the FSA Policy, pursuant to which Financial Security Assurance Inc. will unconditionally and irrevocably guarantee certain payments on the Class A-4W, Class A-5W and Class A-6W Certificates on each distribution date subject to certain terms and conditions set forth in the FSA Policy. The FSA Policy will not cover any classes of certificates other than the Class A-4W, Class A-5W and Class A-6W Certificates and is subject to certain limitations as described in this free writing prospectus.

Overcollateralization

“Overcollateralization” refers to the amount by which the aggregate stated principal balance of the mortgage loans and any remaining related pre-funded amount, exceeds the aggregate certificate principal balance of the certificates.

On the closing date, it is expected that the sum of the aggregate stated principal balance of the mortgage loans and any amounts on deposit in the pre-funding account will exceed the initial aggregate certificate principal balance of the interest-bearing certificates by approximately $40,500,000.

The amount of overcollateralization is equal to the initial level of overcollateralization required by the pooling and servicing agreement. If the amount of overcollateralization is reduced, excess interest on the mortgage loans will be used to reduce the total certificate principal balance of the certificates, until the required level of overcollateralization has been restored.

On any distribution date, the amount of overcollateralization (if any) will be available to absorb the losses from liquidated mortgage loans, if those losses are not otherwise covered by excess cashflow (if any) from the mortgage loans. The required level of overcollateralization may change over time.

Excess Interest

The mortgage loans are expected to generate more interest than is needed to pay interest on the certificates because the weighted average interest rate of the mortgage loans is expected to be higher than the weighted average pass-through rate on the certificates plus the weighted average expense fee rate, and in the case of Class A-4W, Class A-5W and Class A-6W Certificates, the applicable premium rate for the FSA Policy. The “expense fee rate” is the sum of the servicing fee rate, the trustee fee rate and, with respect to any mortgage loan covered by a lender paid mortgage insurance policy, the related mortgage insurance premium rate. Any such interest is referred to as “excess interest” and will be distributed as part of the excess cashflow as described under “—Excess Cashflow” above.

Subordination

The issuance of senior certificates and subordinate certificates by the issuing entity is designed to increase the likelihood that senior certificateholders will receive regular payments of interest and principal.

The senior certificates will have a distribution priority over the subordinate certificates. With respect to the subordinate certificates, the Class M Certificates with a lower numerical designation will have a distribution priority over the Class M Certificates with a higher numerical designation.

Subordination is designed to provide the holders of certificates having a higher distribution priority with protection against losses realized when the remaining unpaid principal balance of a mortgage loan exceeds the proceeds recovered upon the liquidation of that mortgage loan. In general, this loss protection is accomplished by allocating realized losses among the subordinate certificates, beginning with the subordinate certificates with the lowest distribution priority, before realized losses on the mortgage loans are allocated to the classes of certificates with higher priorities of distribution.

Allocation of Losses

After the credit enhancement provided by excess cashflow and overcollateralization (if any) has been exhausted, collections otherwise payable to the subordinate classes will comprise the sole source of funds from which credit enhancement is provided to the senior certificates. Realized losses are allocated to the subordinate certificates, beginning with the class of subordinate certificates with the lowest distribution priority, until the certificate principal balance of that subordinate class has been reduced to zero. If the aggregate certificate principal balance of the subordinate certificates were to be reduced to zero, additional realized losses will be allocated to the senior certificates as described in this free writing prospectus under “Description of the Certificates—Applied Realized Loss Amounts.” However, the certificate insurer may elect to make guaranteed distributions in respect of applied realized loss amounts on the Class A-4W, Class A-5W and Class A-6W Certificates as they occur.

The Corridor Contract

Countrywide Home Loans, Inc. has entered into an interest rate corridor contract, which will be assigned to The Bank of New York, in its capacity as corridor contract administrator, on the closing date. On each distribution date on or prior to the corridor contract termination date, the corridor contract counterparty will be required to make monthly payments to the corridor contract administrator, if one-month LIBOR for the related payment date is above a specified rate, subject to a maximum rate. Payments made under the corridor contract will be made to the corridor contract administrator and allocated between the issuing entity and Countrywide Home Loans, Inc. as described in “Description of the Certificates — The Corridor Contract” in this free writing prospectus.

The amounts allocated to the issuing entity in respect of the corridor contract will be available to cover net rate carryover on the Class A-1A Certificates resulting from the application of the applicable net rate cap to the related pass-through rate.

Any amounts received in respect of the corridor contract and allocated to the issuing entity for a distribution date that are not used on that date to cover net rate carryover on the Class A-1A Certificates will be distributed to the holders of the Class C Certificates as provided in the pooling and servicing agreement and will not be available thereafter for payment of net rate carryover on any class of certificates.

Advances

The master servicer will make cash advances with respect to delinquent payments of principal and interest on the mortgage loans to the extent that the master servicer reasonably believes that the cash advances can be repaid from future payments on the related mortgage loans. These cash advances are only intended to maintain a regular flow of scheduled interest and principal payments on the certificates and are not intended to guarantee or insure against losses.

Repurchase, Substitution and Purchase of Mortgage Loans

The sellers may be required to repurchase, or substitute a replacement mortgage loan for, any mortgage loan as to which there exists deficient documentation or as to which there has been an uncured breach of any representation or warranty relating to the characteristics of the mortgage loans that materially and adversely affects the interests of the certificateholders in that mortgage loan.

Additionally, the master servicer may purchase, or may be directed by a third party to purchase, from the issuing entity any mortgage loan that is delinquent in payment by 150 days or more.

Countrywide Home Loans, Inc. also will be obligated to purchase any mortgage loan with respect to which it has modified the mortgage rate at the request of the borrower.

The purchase price for any mortgage loans repurchased or purchased by a seller or the master servicer will be generally equal to the stated principal balance of the mortgage loan plus interest accrued at the applicable mortgage rate (and in the case of purchases by the master servicer, less the servicing fee rate).

Optional Termination

The holder of the largest percentage interest in the Class C Certificates (the “directing holder”) will have the right to instruct the trustee to conduct an auction of all of the remaining assets of the issuing entity on any distribution date on or after the first distribution date on which the aggregate stated principal balance of the mortgage loans and any related real estate owned by the issuing entity is less than or equal to 10% of the sum of the aggregate stated principal balance of the initial mortgage loans as of the initial cut-off date and the amount, if any, deposited into the pre-funding account on the closing date. If the first auction is unsuccessful, the auction process may be repeated periodically at the direction of the directing holder until a successful auction is conducted. In addition, if the first auction is unsuccessful, or if the directing holder does not request an auction, then the master servicer will have the option to purchase all of the remaining assets of the issuing entity. Any successful auction of all of the remaining assets of the issuing entity or any purchase of those assets by the master servicer will result in the early retirement of the certificates. The NIM Insurer may also have the right to purchase all of the remaining assets in the issuing entity.

Material Federal Income Tax Consequences

For federal income tax purposes, the issuing entity (exclusive of the credit comeback excess account, the assets held in the carryover reserve fund, the pre-funding account and the capitalized interest account and the issuing entity’s rights with respect to payments received under the corridor contract) will consist of two or more REMICs: one or more underlying REMICs and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure will consist of the mortgage loans and any other assets designated in the pooling and servicing agreement. The offered certificates (other than the Class A-R Certificates) will represent beneficial ownership of “regular interests” in the master REMIC identified in the pooling and servicing agreement and a beneficial interest in the right to receive payments of net rate carryover pursuant to the pooling and servicing agreement. The Class A-1A Certificates will also represent the right to receive payments of net rate carryover from amounts received under the corridor contract.

The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interest in each underlying REMIC.

The reserve fund trust and the final maturity reserve fund will not constitute any part of any REMIC created under the pooling and servicing agreement.

Legal Investment Considerations

The Class A, Class M-1, Class M-2 and Class M-3 Certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 so long as they are rated in one of the two highest rating categories by at least one rating agency. None of the other classes of offered certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984.

ERISA Considerations

The offered certificates (other than the Class A-R Certificates) may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met. Investors acquiring offered certificates (other than the Class A-R Certificates) with assets of such a plan also will be required to satisfy the requirements of an investor-based class exemption.

THE MORTGAGE POOL

Statistical calculation information for the mortgage loans in the statistical calculation pool is set forth in tabular format in Annex A attached to this free writing prospectus.

SERVICING OF THE MORTGAGE LOANS

Servicing Compensation and Payment of Expenses

The Master Servicer will be paid a monthly fee (the “Master Servicing Fee”) from collections with respect to each Mortgage Loan (as well as from any liquidation proceeds or Subsequent Recoveries) equal to one-twelfth of the Stated Principal Balance thereof multiplied by the Servicing Fee Rate. The “Servicing Fee Rate” for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid, as described in this free writing prospectus under “— Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans”.

The Master Servicer is also entitled to receive, as additional servicing compensation, amounts in respect of interest paid on Principal Prepayments received during that portion of a Prepayment Period from the Due Date occurring in the Prepayment Period to the end of the Prepayment Period (“Prepayment Interest Excess”), all late payment fees, assumption fees and other similar charges (excluding prepayment charges), with respect to the Mortgage Loans, and all investment income earned on amounts on deposit in the Certificate Account and Distribution Account. The Master Servicer is obligated to pay certain ongoing expenses associated with the Mortgage Loans and incurred by the Trustee in connection with its responsibilities under the Pooling and Servicing Agreement.

Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans

When a borrower prepays all or a portion of a Mortgage Loan between scheduled monthly payment dates (“Due Dates”), the borrower pays interest on the amount prepaid only to the date of prepayment. Principal Prepayments which are received between the related Due Date in the Prepayment Period and the end of the Prepayment Period reduce the Scheduled Payment of interest for the following Due Date but are included in a distribution that occurs on or prior to the distribution of the Scheduled Payment, and accordingly no shortfall in interest otherwise distributable to holders of the Certificates results. Conversely, Principal Prepayments received between the beginning of the Prepayment Period and the related Due Date in that Prepayment Period reduce the Scheduled Payment of interest for that Due Date and are included in a distribution that occurs on or after the distribution of the Scheduled Payment, and accordingly an interest shortfall (a “Prepayment Interest Shortfall”) could result. In order to mitigate the effect of any Prepayment Interest Shortfall on interest distributions to holders of the Certificates on any Distribution Date, one-half of the amount of the Master Servicing Fee otherwise payable to the Master Servicer for the month will, to the extent of the Prepayment Interest Shortfall, be deposited by the Master Servicer in the Certificate Account for distribution to holders of the Certificates entitled thereto on the Distribution Date. The amount of this deposit by the Master Servicer is referred to as “Compensating Interest” and will be reflected in the distributions to holders of the Certificates entitled thereto made on the Distribution Date on which the Principal Prepayments received would be distributed. Any shortfall in interest distributions to the Class A-4W, Class A-5W or Class A-6W Certificates resulting from Prepayment Interest Shortfalls will not be covered by the FSA Policy.

Certain Modifications and Refinancings

Countrywide Home Loans will be permitted under the Pooling and Servicing Agreement to solicit borrowers for reductions to the Mortgage Rates of their respective Mortgage Loans. If a borrower requests such a reduction, the Master Servicer will be permitted to agree to the rate reduction provided that (i) Countrywide Home Loans purchases the Mortgage Loan from the Trust Fund immediately following the modification and (ii) the Stated Principal Balance of such Mortgage Loan, when taken together with the aggregate of the Stated Principal Balances of all other Mortgage Loans that have been so modified since the Closing Date at the time of those modifications, does not exceed an amount equal to 5% of the aggregate initial Certificate Principal Balance of the Certificates. Countrywide Home Loans will remit the Purchase Price to the Master Servicer for deposit into the Certificate Account within one Business Day of the purchase of that Mortgage Loan. Purchases of Mortgage Loans may occur when prevailing interest rates are below the Mortgage Rates on the Mortgage Loans and borrowers request modifications as an alternative to refinancings. Countrywide Home Loans will indemnify the Trust Fund against liability for any prohibited transactions taxes and related interest, additions or penalties incurred by any REMIC as a result of any modification or purchase.

DESCRIPTION OF THE CERTIFICATES

General

The Certificates will be issued pursuant to the Pooling and Servicing Agreement. We summarize below the material terms and provisions pursuant to which the Certificates will be issued. The summaries are subject to, and are qualified in their entirety by reference to, the provisions of the Pooling and Servicing Agreement. When particular provisions or terms used in the Pooling and Servicing Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Pooling and Servicing Agreement after the issuing entity issues the Certificates.

The CWABS, Inc., Asset-Backed Certificates, Series 2007-4 (the “Certificates”) will consist of: Class A-1A, Class A-1B, Class A-2, Class A-3, Class A-4W, Class A-5, Class A-5W, Class A-6, Class A-6W, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8, Class A-R, Class P and Class C Certificates.

When describing the Certificates in this free writing prospectus we use the following terms:

Designation	Class of Certificates
Class A Certificates:	Class A-1A, Class A-1B, Class A-2, Class A-3, Class A-4W, Class A-5, Class A-5W, Class A-6 and Class A-6W Certificates
Senior Certificates:	Class A and Class A-R Certificates
Class M Certificates or Subordinate Certificates:	Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates
Fixed Rate Certificates:	Class A-1B, A-2, Class A-3, Class A-4W, Class A-5, Class A-5W, Class A-6 and Class A-6W Certificates and Subordinate Certificates.
Offered Certificates:	Senior Certificates and Subordinate Certificates

The Certificates are generally referred to as the following types:

Class	Type
Class A-1A Certificates:	Senior/Adjustable Rate
Class A-1B, Class A-2, Class A-3, Class A-4W, Class A-5 and Class A-5W Certificates:	Senior/Fixed Rate
Class A-6 and Class A-6W Certificates:	Senior/Fixed Rate/NAS
Subordinate Certificates:	Subordinate/Fixed Rate
Class A-R Certificates:	Senior/REMIC Residual
Class P Certificates:	Prepayment Charges
Class C Certificates:	Residual

Book-Entry Certificates; Denominations

The Offered Certificates (other than the Class A-R Certificates) will be book-entry certificates (the “Book-Entry Certificates”). The Class A-R Certificates will be issued as two certificates in fully registered certificated form. Persons acquiring beneficial ownership interests in the Book-Entry Certificates (“Certificate Owners”) may elect to hold their Book-Entry Certificates through the Depository Trust Company (“DTC”) in the United States, or Clearstream, Luxembourg or the Euroclear System (“Euroclear”), in Europe, if they are participants of these systems, or indirectly through organizations which are participants in these systems. Each class of Book-Entry Certificates will be issued in one or more certificates which equal the aggregate Certificate Principal Balance of the applicable class of the Book-Entry Certificates and will initially be registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in the Book-Entry Certificates may be held in minimum denominations representing Certificate Principal Balances of $20,000 and integral multiples of $1 in excess thereof. Except as set forth under “Description of the Securities—Book-Entry Registration of the Securities” in the base prospectus, no person acquiring a beneficial ownership interest in a Book-Entry Certificate (each, a “beneficial owner”) will be entitled to receive a physical certificate representing the person’s beneficial ownership interest in the Book-Entry Certificate (a “Definitive Certificate”). Unless and until Definitive Certificates are issued, it is anticipated that the only certificateholder of the Book-Entry Certificates will be Cede & Co., as nominee of DTC. Certificate Owners will not be certificateholders as that term is used in the Pooling and Servicing Agreement. Certificate Owners are only permitted to exercise their rights indirectly through the participating organizations that utilize the services of DTC, including securities brokers and dealers, banks and trust companies and clearing corporations and certain other organizations (“Participants”) and DTC. See “Description of the Securities—Book-Entry Registration of the Securities” in the base prospectus.

Glossary of Terms

The following terms have the meanings shown below to help describe the cash flow on the Certificates. The definitions are organized based on the context in which they are most frequently used. However, certain definitions may be used in multiple contexts.

General Definitions.

“Adjusted Mortgage Rate” with respect to each Mortgage Loan means the related Mortgage Rate less the Servicing Fee Rate.

“Adjusted Net Mortgage Rate” with respect to each Mortgage Loan means the related Mortgage Rate less the related Expense Fee Rate.

“Business Day” is any day other than:

(1) a Saturday or Sunday or

(2) a day on which the Certificate Insurer or banking institutions in the state of New York or California are required or authorized by law to be closed.

“Certificate Principal Balance” means for any class of Certificates (other than the Class C Certificates), the aggregate outstanding principal balance of all Certificates of the class, less:

(1) all amounts previously distributed to holders of Certificates of that class as scheduled and unscheduled payments of principal; and

(2) the Applied Realized Loss Amounts allocated to the class;

provided, however, that (w) any payment of principal under the FSA Policy following an Applied Realized Loss Amount in respect of the Class A-4W, Class A-5W or Class A-6W Certificates, will not result in a further reduction of the Certificate Principal Balance of such class of certificates; (x) if Applied Realized Loss Amounts have been allocated to the Certificate Principal Balance of any class of Certificates, the Certificate Principal Balance thereof will be increased on each Distribution Date after the allocation of Applied Realized Loss Amounts, sequentially by class in the order of distribution priority, by the amount of Subsequent Recoveries collected during the related Due Period (if any) (but not by more than the amount of the Unpaid Realized Loss Amount for the class); (y) any amounts distributed to one or more classes of Senior Certificates in respect of Applied Realized Loss Amounts will be distributed to those classes on a pro rata basis according to the respective Unpaid Realized Loss Amounts for those classes; and (z) to the extent an Applied Realized Loss Amount with respect to the Class A-4W, Class A-5W or Class A-6W Certificates was covered under the FSA Policy, the Certificate Principal Balance of that class will not be increased by any related Subsequent Recovery.

After any allocation of amounts in respect of Subsequent Recoveries to the Certificate Principal Balance of a class of Certificates, a corresponding decrease will be made on the Distribution Date to the Unpaid Realized Loss Amount for that class or classes. Although Subsequent Recoveries, if any, will be allocated to increase the Certificate Principal Balance of a class of Certificates up to its respective Unpaid Realized Loss Amount, the Subsequent Recoveries will be included in the applicable Principal Remittance Amount and distributed in the priority set forth below under “—Distributions—Distributions of Principal.” Therefore these Subsequent Recoveries may not be used to make any principal payments on the class or classes of Certificates for which the Certificate Principal Balances have been increased by allocation of Subsequent Recoveries. Additionally, holders of these Certificates will not be entitled to any payment in respect of interest that would have accrued on the amount of the increase in Certificate Principal Balance for any Accrual Period preceding the Distribution Date on which the increase occurs.

Exclusively for the purpose of determining any subrogation rights of the Certificate Insurer under the Pooling and Servicing Agreement, the “Certificate Principal Balance” of the Class A-4W, Class A-5W and Class A-6W Certificates will not be reduced by the amount of any payments made by the Certificate Insurer in respect of principal of such Certificates under the FSA Policy, except to the extent such payment has been reimbursed to the Certificate Insurer pursuant to the provisions of the Pooling and Servicing Agreement.

“Distribution Date” means the 25th day of each month, or if the 25th day is not a Business Day, on the first Business Day thereafter, commencing in April 2007.

“Due Period” means with respect to any Distribution Date, the period beginning on the second day of the calendar month preceding the calendar month in which the Distribution Date occurs and ending on the first day of the month in which the Distribution Date occurs.

“Excess Proceeds” with respect to a liquidated Mortgage Loan means the amount, if any, by which the sum of any Liquidation Proceeds and Subsequent Recoveries exceed the sum of (i) the unpaid principal balance of the Mortgage Loan plus (ii) accrued interest on the Mortgage Loan at the Mortgage Rate during each Due Period as to which interest was not paid or advanced on the Mortgage Loan.

“Final Recovery Determination” means a determination by the Master Servicer that it has received all proceeds it expects to receive with respect to the liquidation of a Mortgage Loan.

“Insurance Proceeds” means all proceeds of any insurance policy (excluding the FSA Policy) received prior to or in connection with a Final Recovery Determination (to the extent that the proceeds are not applied to the restoration of the property or released to the borrower in accordance with the Master Servicer’s normal servicing procedures), other than proceeds that represent reimbursement of the Master Servicer’s costs and expenses incurred in connection with presenting claims under the related insurance policy.

“Liquidation Proceeds” means any Insurance Proceeds and all other net proceeds received prior to or in connection with a Final Recovery Determination in connection with the partial or complete liquidation of a Mortgage Loan (whether through trustee’s sale, foreclosure sale or otherwise) or in connection with any condemnation or partial release of the related Mortgaged Property, together with the net proceeds received prior to or in connection with a Final Recovery Determination with respect to any Mortgaged Property acquired by the Master Servicer by foreclosure or deed in lieu of foreclosure in connection with a defaulted Mortgage Loan (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses).

“Percentage Interest” with respect to any Certificate, means the percentage derived by dividing the denomination of the Certificate by the aggregate denominations of all Certificates of the applicable class.

“Record Date” means:

(1) in the case of the Class A-1A Certificates, the Business Day immediately preceding the Distribution Date, unless the Class A-1A Certificates are no longer book-entry certificates, in which case the Record Date will be the last Business Day of the month preceding the month of the Distribution Date, and

(2) in the case of the Fixed Rate Certificates and the Class A-R Certificates, the last Business Day of the month preceding the month of the Distribution Date.

“Subsequent Recoveries” means, with respect to any Mortgage Loan in respect of which a Realized Loss was incurred, any proceeds of the type described in the definitions of “Insurance Proceeds” and “Liquidation Proceeds” received in respect of the Mortgage Loan after a Final Recovery Determination (other than the amount of the net proceeds representing Excess Proceeds and net of reimbursable expenses).

Definitions related to Interest Calculations and Distributions.

“Accrual Period” for any Distribution Date and (x) the Class A-1A Certificates, means the period from and including the preceding Distribution Date (or from and including the Closing Date in the case of the first Distribution Date) to and including the day prior to the current Distribution Date, and (y) the Fixed Rate Certificates, means the calendar month immediately preceding the month in which the Distribution Date occurs.

“Current Interest” with respect to each class of interest-bearing certificates and each Distribution Date means the interest accrued at the Pass-Through Rate for the applicable Accrual Period on the Certificate Principal Balance of the class immediately prior to the Distribution Date.

“Expense Fee Rate” with respect to each Mortgage Loan is equal to the sum of the Servicing Fee Rate and the Trustee Fee Rate and, with respect to any Mortgage Loan covered by a lender paid mortgage insurance policy, the related mortgage insurance premium rate.

“Interest Carry Forward Amount,” with respect to each class of interest-bearing Certificates and each Distribution Date, is the excess of:

(a) Current Interest for such class with respect to prior Distribution Dates over

(b) the amount actually distributed to such class with respect to interest on prior Distribution Dates.

“Interest Determination Date” means for the Class A-1A Certificates, the second LIBOR Business Day preceding the commencement of each Accrual Period.

“Interest Funds” means for any Distribution Date, (1) the Interest Remittance Amount for the Distribution Date less (2) the Trustee Fee for the Distribution Date.

“Interest Remittance Amount” means with respect to any Distribution Date:

(a) the sum, without duplication, of:

(1) all scheduled interest collected during the related Due Period (other than Credit Comeback Excess Amounts (if any)), less the related Master Servicing Fees,

(2) all interest on prepayments, other than Prepayment Interest Excess,

(3) all Advances relating to interest,

(4) all Compensating Interest,

(5) all Liquidation Proceeds collected during the related Due Period (to the extent that the Liquidation Proceeds relate to interest),

(6) all Seller Interest Shortfall Payments for that Distribution Date, and

(7) for each Distribution Date during, and the Distribution Date immediately after, the Funding Period, any amounts required pursuant to the Pooling and Servicing Agreement to be deposited from the Capitalized Interest Account, less

(b) all Advances relating to interest and certain expenses reimbursed during the related Due Period,

in each case with respect to the Mortgage Loans.

“Net Rate Cap” for each Distribution Date means:

(i)  with respect to each class of interest-bearing Certificates (other than the Class A-4W, Class A-5W and Class A-6W Certificates), the weighted average Adjusted Net Mortgage Rate of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during such Due Period), minus a fraction, expressed as a percentage, the numerator of which is (a) the Final Maturity Reserve Deposit with respect to that Distribution Date times 12, and the denominator of which is (b) the sum of the aggregate Stated Principal Balance of the Mortgage Loans as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during that Due Period) plus any amounts on deposit in the Pre-Funding Account as of the first day of that Due Period, adjusted, in the case of the Class A-1A Certificates only, to an effective rate reflecting the calculation of interest on the basis of the actual number of days elapsed during the related Accrual Period and a 360-day year, and

(ii)  with respect to the Class A-4W, Class A-5W and Class A-6W Certificates, the Net Rate Cap for the other classes of Fixed Rate Certificates less the Class A-4W Premium Rate, the Class A-5W Premium Rate or the Class A-6W Premium Rate, as applicable.

“Net Rate Carryover” for a class of interest-bearing certificates on any Distribution Date means the excess of:

(1) the amount of interest that the class would have accrued for the Distribution Date had the Pass-Through Rate for that class and the related Accrual Period not been calculated based on the applicable Net Rate Cap, over

(2) the amount of interest the class accrued on the Distribution Date based on the applicable Net Rate Cap,

plus the unpaid portion of this excess from prior Distribution Dates (and interest accrued thereon at the then applicable Pass-Through Rate, without giving effect to the applicable Net Rate Cap). Any Net Rate Carryover for the Class A-4W, Class A-5W or Class A-6W Certificates will not be covered by the FSA Policy.

“Pass-Through Margin” with respect to the Class A-1A Certificates means 0.120%.

“Pass-Through Rate” with respect to each Accrual Period and the Class A-1A Certificates means a per annum rate equal to the lesser of:

(1) One-Month LIBOR for the Accrual Period (calculated as described below under “— Calculation of One-Month LIBOR”) plus the Pass-Through Margin for the class and Accrual Period, and

(2) the applicable Net Rate Cap for the related Distribution Date.

“Pass-Through Rate” with respect to each Accrual Period and each class of Fixed Rate Certificates means a per annum rate equal to the lesser of:

(1) the per annum fixed rate for the class and the Accrual Period set forth in the table below and

(2) the applicable Net Rate Cap for the related Distribution Date.

	(1)	(2)
Class A-1B	5.810%	5.810%
Class A-2	5.530%	5.530%
Class A-3	5.714%	5.714%
Class A-4W	5.859%	5.859%
Class A-5	6.033%	6.533%
Class A-5W	5.934%	6.434%
Class A-6	5.683%	5.683%
Class A-6W	5.633%	5.633%
Class M-1	5.881%	5.881%
Class M-2	5.931%	5.931%
Class M-3	6.030%	6.030%
Class M-4	6.475%	6.475%
Class M-5	6.920%	6.920%
Class M-6	7.200%	7.200%
Class M-7	7.200%	7.200%
Class M-8	7.200%	7.200%
__________
(1) For each Accrual Period relating to any Distribution Date occurring on or prior to the Optional Termination Date.

(2) For each Accrual Period relating to any Distribution Date occurring after the Optional Termination Date.

“Seller Interest Shortfall Payment” means, with respect to any Initial Mortgage Loan that does not have a first payment date on or before the Due Date in the month of the first Distribution Date or any Subsequent Mortgage Loan that does not have a first payment date on or before the Due Date in the month after the related Subsequent Transfer Date, an amount equal to one month’s interest at the related Adjusted Mortgage Rate on the Cut-off Date Principal Balance of that Mortgage Loan.

“Trustee Fee Rate” means 0.009% per annum.

Definitions related to Principal Calculations and Distributions.

“Class A Principal Distribution Amount” for any Distribution Date means the excess of:

(1) the aggregate Certificate Principal Balance of the Class A Certificates immediately prior to the Distribution Date, over

(2) the lesser of (i) 64.00% of the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date and (ii) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date minus the OC Floor.

“Cumulative Loss Trigger Event” with respect to any Distribution Date on or after the Stepdown Date, a Cumulative Loss Trigger Event is in effect if (x) the aggregate amount of Realized Losses on the Mortgage Loans from the Cut-off Date for each Mortgage Loan to (and including) the last day of the related Due Period (reduced by the aggregate amount of any Subsequent Recoveries received through the last day of that Due Period) exceeds (y) the applicable percentage, for the Distribution Date, of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount, as set forth below:

Distribution Date	Percentage

April 2009 — March 2010	2.20% with respect to April 2009, plus an additional 1/12th of 1.50% for each month thereafter through March 2010
April 2010 — March 2011	3.70% with respect to April 2010, plus an additional 1/12th of 1.25% for each month thereafter through March 2011
April 2011 — March 2012	4.95% with respect to April 2011, plus an additional 1/12th of 0.90% for each month thereafter through March 2012
April 2012 — March 2013	5.85% with respect to April 2012, plus an additional 1/12th of 0.30% for each month thereafter through March 2013
April 2013 and thereafter	6.15%

A “Delinquency Trigger Event” with respect to any Distribution Date on or after the Stepdown Date exists if the Rolling Sixty-Day Delinquency Rate for the outstanding Mortgage Loans equals or exceeds the product of (x) the Senior Enhancement Percentage for that Distribution Date and (y) the applicable percentage listed below for the most senior class of outstanding interest-bearing Certificates:

Class	Percentage

A	44.44%
M-1	53.51%
M-2	65.84%
M-3	76.55%
M-4	89.38%
M-5	106.66%
M-6	129.02%
M-7	164.93%
M-8	197.51%

“Excess Overcollateralization Amount” for any Distribution Date, is the excess, if any, of the Overcollateralized Amount for the Distribution Date over the Overcollateralization Target Amount for the Distribution Date.

“Extra Principal Distribution Amount” with respect to any Distribution Date means the lesser of (1) the Overcollateralization Deficiency Amount and (2) the sum of the Excess Cashflow and the Credit Comeback Excess Cashflow available for payment thereof.

The “Final Maturity OC Trigger” will be in effect with respect to any Distribution Date on or after the Distribution Date in April 2027 if and for so long as the sum of (x) the amount on deposit in the Final Maturity Reserve Fund on that Distribution Date (including any Final Maturity Reserve Deposit made on the Distribution Date) and (y) the Overcollateralized Amount for that Distribution Date (calculated after giving effect to all distributions to be made prior to the time of determination) is less than the aggregate Stated Principal Balance of all Mortgage Loans with original terms to maturity of 40 years as of the Due Date occurring in the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period ending in the same month as the Distribution Date).

“Initial Target Subordination Percentage” and “Stepdown Target Subordination Percentage” for any class of Subordinate Certificates means the respective percentages indicated in the following table:

	Initial Target Subordination Percentage	Stepdown Target Subordination Percentage
Class M-1	14.95%	29.90%
Class M-2	12.15%	24.30%
Class M-3	10.45%	20.90%
Class M-4	8.95%	17.90%
Class M-5	7.50%	15.00%
Class M-6	6.20%	12.40%
Class M-7	4.85%	9.70%
Class M-8	4.05%	8.10%

The Initial Target Subordination Percentages will not be used to calculate distributions on the Subordinate Certificates, but rather are presented in order to provide a better understanding of the credit enhancement provided by those Subordinate Certificates and the related overcollateralization amount. The Initial Target Subordination Percentage for any class of Subordinate Certificates is equal to a fraction, expressed as a percentage, the numerator of which is equal to the aggregate original Certificate Principal Balance of any class(es) of Certificates subordinate to the subject class plus the initial Overcollateralization Target Amount and the denominator of which is equal to the sum of the aggregate Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

“NAS Principal Distribution Amount” for any Distribution Date means the product of:

(1) a fraction, the numerator of which is the aggregate Certificate Principal Balance of the Class A-6 and Class A-6W Certificates and the denominator of which is the aggregate Certificate Principal Balance of the Class A Certificates, in each case immediately prior to the Distribution Date,

(2) any amounts to be distributed to the Class A Certificates on the Distribution Date pursuant to clause (1)(A) or (2)(A) under “—Distributions of Principal” below, and

(3) the applicable percentage for the Distribution Date set forth in the following table:

Distribution Date	Percentage

April 2007 — March 2010	0%
April 2010 — March 2012	45%
April 2012 — March 2013	80%
April 2013 — March 2014	100%
April 2014 and thereafter	300%

“OC Floor” means an amount equal to 0.50% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

“Overcollateralization Deficiency Amount” with respect to any Distribution Date means the amount, if any, by which the Overcollateralization Target Amount exceeds the Overcollateralized Amount on the Distribution Date (after giving effect to distribution of the Principal Distribution Amount (other than the portion thereof consisting of the Extra Principal Distribution Amount) on the Distribution Date).

“Overcollateralization Reduction Amount” for any Distribution Date is an amount equal to the lesser of (i) the Excess Overcollateralization Amount for the Distribution Date and (ii) the Principal Remittance Amount for the Distribution Date.

“Overcollateralization Target Amount” with respect to any Distribution Date means (a) prior to the Stepdown Date, an amount equal to 4.05% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount and (b) on or after the Stepdown Date, the greater of (i) an amount equal to 8.10% of the aggregate Stated Principal Balance of the Mortgage Loans for the current Distribution Date and (ii) the OC Floor; provided, however, that if a Trigger Event is in effect on any Distribution Date, the Overcollateralization Target Amount will be the Overcollateralization Target Amount as in effect for the prior Distribution Date.

“Overcollateralized Amount” for any Distribution Date means the amount, if any, by which (x) the sum of the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date and any amount on deposit in the Pre-Funding Account on the Distribution Date exceeds (y) the sum of the aggregate Certificate Principal Balance of the interest-bearing Certificates as of the Distribution Date (after giving effect to distribution of the Principal Remittance Amounts to be made on the Distribution Date and, in the case of the Distribution Date immediately following the end of the Funding Period, any amounts to be released from the Pre-Funding Account).

“Principal Distribution Amount” with respect to any Distribution Date means the sum of:

(1) the Principal Remittance Amount for the Distribution Date,

(2) the Extra Principal Distribution Amount for the Distribution Date, and

(3) with respect to the Distribution Date immediately following the end of the Funding Period, the amount, if any, remaining in the Pre-Funding Account at the end of the Funding Period (net of any investment income therefrom), minus

(4) the Overcollateralization Reduction Amount for the Distribution Date.

“Principal Remittance Amount” with respect to any Distribution Date means:

(a) the sum, without duplication, of:

(1) the scheduled principal collected during the related Due Period or advanced with respect to the Distribution Date,

(2) prepayments collected in the related Prepayment Period,

(3) the Stated Principal Balance of each Mortgage Loan that was repurchased by a Seller or purchased by the Master Servicer,

(4) the amount, if any, by which the aggregate unpaid principal balance of any Replacement Mortgage Loans delivered by Countrywide Home Loans in connection with a substitution of a Mortgage Loan is less than the aggregate unpaid principal balance of any Deleted Mortgage Loans, and

(5) all Liquidation Proceeds (to the extent that the Liquidation Proceeds relate to principal) and Subsequent Recoveries collected during the related Due Period, less

(b) all Advances relating to principal and certain expenses reimbursed during the related Due Period,

in each case with respect to the Mortgage Loans.

“Realized Loss” means with respect to any Mortgage Loan (i) as to which a Final Recovery Determination has been made, the excess of the Stated Principal Balance of the defaulted Mortgage Loan over the Liquidation Proceeds allocated to principal that have been received with respect to the defaulted Mortgage Loan on or at any time prior to the last day of the related Due Period during which the defaulted Mortgage Loan is liquidated or (ii) that was the subject of a Deficient Valuation, (a) if the value of the related Mortgaged Property was reduced below the principal balance of the related Mortgage Note, the amount by which the value of the Mortgaged Property was reduced below the principal balance of the related Mortgage Note, and (b) if the principal amount due under the related Mortgage Note has been reduced, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to the Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

“Rolling Sixty-Day Delinquency Rate” with respect to any Distribution Date on or after the Stepdown Date, means the average of the Sixty-Day Delinquency Rates for the Distribution Date and the two immediately preceding Distribution Dates.

“Senior Enhancement Percentage” with respect to any Distribution Date on or after the Stepdown Date means a fraction (expressed as a percentage):

(1) the numerator of which is the excess of:

(a) the aggregate Stated Principal Balance of the Mortgage Loans for the preceding Distribution Date over

(b) (i) before the Certificate Principal Balances of the Class A Certificates have been reduced to zero, the sum of the Certificate Principal Balances of the Class A Certificates, or (ii) after the Certificate Principal Balances of the Class A Certificates have been reduced to zero, the Certificate Principal Balance of the most senior class of Subordinate Certificates outstanding, as of the preceding Master Servicer Advance Date, and

(2) the denominator of which is the aggregate Stated Principal Balance of the Mortgage Loans for the preceding Distribution Date.

“Sixty-Day Delinquency Rate” with respect to any Distribution Date on or after the Stepdown Date means a fraction, expressed as a percentage, the numerator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans 60 or more days delinquent as of the close of business on the last day of the calendar month preceding the Distribution Date (including Mortgage Loans in foreclosure, bankruptcy and REO Properties) and the denominator of which is the aggregate Stated Principal Balance for the Distribution Date of all Mortgage Loans.

“Stepdown Date” is the earlier to occur of:

(a) the Distribution Date following the Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates is reduced to zero, and

(b) the later to occur of (x) the Distribution Date in April 2010 and (y) the first Distribution Date on which the aggregate Certificate Principal Balance of the Class A Certificates (after calculating anticipated distributions on the Distribution Date) is less than or equal to 64.00% of the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date.

“Subordinate Class Principal Distribution Amount” for each class of Subordinate Certificates and Distribution Date means the excess of:

(1) the sum of:

(a) the aggregate Certificate Principal Balance of the Class A Certificates (after taking into account distribution of the Class A Principal Distribution Amount for the Distribution Date),

(b) the aggregate Certificate Principal Balance of any classes of Subordinate Certificates that are senior to the subject class (in each case, after taking into account distribution of the Subordinate Class Principal Distribution Amount(s) for the senior class(es) of Certificates for the Distribution Date), and

(c) the Certificate Principal Balance of the subject class of Subordinate Certificates immediately prior to the Distribution Date over

(2) the lesser of (a) the product of (x) 100% minus the Stepdown Target Subordination Percentage for the subject class of Certificates and (y) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date and (b) the aggregate Stated Principal Balance of the Mortgage Loans for the Distribution Date minus the OC Floor;

provided, however, that if a class of Subordinate Certificates is the only class of Subordinate Certificates outstanding on the Distribution Date, that class will be entitled to receive the entire remaining Principal Distribution Amount until the Certificate Principal Balance thereof is reduced to zero.

“Trigger Event” is in effect with respect to any Distribution Date on or after the Stepdown Date if a Delinquency Trigger Event is in effect with respect to that Distribution Date or a Cumulative Loss Trigger Event is in effect with respect to that Distribution Date.

“Unpaid Realized Loss Amount” means for any class of Certificates, (x) the portion of the aggregate Applied Realized Loss Amount previously allocated to that class remaining unpaid from prior Distribution Dates (in the case of the Class A-4W, Class A-5W and Class A-6W Certificates, as reduced by any payment made by the Certificate Insurer in respect of principal of that class under the FSA Policy) minus (y) any increase in the Certificate Principal Balance of that class due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of that class.

Deposits to the Certificate Account

The Master Servicer will establish and initially maintain a certificate account (the “Certificate Account”) for the benefit of the Trustee on behalf of the certificateholders and the Certificate Insurer. The Master Servicer will initially establish the Certificate Account at Countrywide Bank, FSB, which is an affiliate of the Master Servicer. On a daily basis within two Business Days after receipt, the Master Servicer will deposit or cause to be deposited into the Certificate Account the following payments and collections received by it in respect to the Mortgage Loans after the Cut-off Date (other than any scheduled principal due on or prior to the Cut-off Date and any interest accruing prior to the Cut-off Date):

(1) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans,

(2) all payments on account of interest (other than interest accruing on the Mortgage Loans prior to the Cut-off Date) on the Mortgage Loans, net of the related Master Servicing Fees on the Mortgage Loans and net of Prepayment Interest Excess,

(3) all Insurance Proceeds (excluding proceeds from the FSA Policy), Liquidation Proceeds and Subsequent Recoveries,

(4) all payments made by the Master Servicer in respect of Compensating Interest,

(5) all payments made by a Seller in connection with the repurchase of any Mortgage Loan due to the breach of certain representations, warranties or covenants by the Seller that obligates the Seller to repurchase the Mortgage Loan in accordance with the Pooling and Servicing Agreement,

(6) all payments made by the Master Servicer in connection with the purchase of any Mortgage Loans which are 150 days delinquent in accordance with the Pooling and Servicing Agreement,

(7) all prepayment charges paid by a borrower in connection with the full or partial prepayment of the related Mortgage Loan,

(8) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Certificate Account,

(9) any amounts required to be deposited by the Master Servicer with respect to any deductible clause in any blanket hazard insurance policy maintained by the Master Servicer in lieu of requiring each borrower to maintain a primary hazard insurance policy,

(10) all amounts required to be deposited in connection with shortfalls in the principal amount of Replacement Mortgage Loans, and

(11) all Advances.

On the Business Day prior to the Master Servicer Advance Date in the month of the first Distribution Date and in the month immediately following any Subsequent Transfer Date, Countrywide Home Loans will remit to the Master Servicer, and the Master Servicer will deposit in the Certificate Account, the Seller Interest Shortfall Payments (if any) for the related Distribution Date. Prior to their deposit in the Certificate Account, payments and collections on the Mortgage Loans will be commingled with payments and collections on other mortgage loans and other funds of the Master Servicer. For a discussion of the risks that arise from the commingling of payments and collections, see “Risk Factors — Bankruptcy Or Insolvency May Affect The Timing And Amount Of Distributions On The Securities” in the base prospectus.

Withdrawals from the Certificate Account

The Master Servicer may from time to time withdraw funds from the Certificate Account prior to the related Distribution Account Deposit Date for the following purposes:

(1) to pay to the Master Servicer the Master Servicing Fees on the Mortgage Loans to the extent not previously paid to or withheld by the Master Servicer (subject, in the case of Master Servicing Fees, to reduction as described above under “Servicing of the Mortgage Loans — Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans”) and, as additional servicing compensation, assumption fees, late payment charges (excluding prepayment charges), net earnings on or investment income with respect to funds in or credited to the Certificate Account and the amount of Prepayment Interest Excess for the related Prepayment Period,

(2) to reimburse the Master Servicer and the Trustee for Advances, which right of reimbursement with respect to any Mortgage Loan pursuant to this clause (2) is limited to amounts received that represent late recoveries of payments of principal and/or interest on the related Mortgage Loan (or Insurance Proceeds, Liquidation Proceeds or Subsequent Recoveries with respect thereto) with respect to which the Advance was made,

(3) to reimburse the Master Servicer and the Trustee for any Advances previously made that the Master Servicer has determined to be nonrecoverable (and prior to the reimbursement, the Master Servicer will deliver to the Trustee an officer’s certificate indicating the amount of the nonrecoverable Advances and identifying the related Mortgage Loan(s), and their respective portions of the nonrecoverable Advances),

(4) to reimburse the Master Servicer from Insurance Proceeds for expenses incurred by the Master Servicer and covered by the related insurance policy,

(5) to pay to the Master Servicer any unpaid Master Servicing Fees and to reimburse it for any unreimbursed ordinary and necessary out-of-pocket costs and expenses incurred by the Master Servicer in the performance of its master servicing obligations including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of any REO Property and (iv) maintaining any required insurance policies (“Servicing Advances”), which right of reimbursement pursuant to this clause (5) is limited to amounts received representing late recoveries of the payments of these costs and expenses (or Liquidation Proceeds or Subsequent Recoveries, purchase proceeds or repurchase proceeds with respect thereto),

(6) to pay to the applicable Seller or the Master Servicer, as applicable, with respect to each Mortgage Loan or Mortgaged Property acquired in respect thereof that has been purchased by that Seller or the Master Servicer from the issuing entity pursuant to the Pooling and Servicing Agreement, all amounts received thereon and not taken into account in determining the related Purchase Price of the purchased Mortgage Loan,

(7) after the transfer from the Certificate Account for deposit to the Distribution Account of the Interest Remittance Amount and the Principal Remittance Amount on the related Distribution Account Deposit Date, to reimburse the applicable Seller, the Master Servicer, the NIM Insurer or the Depositor for expenses incurred and reimbursable pursuant to the Pooling and Servicing Agreement,

(8) to withdraw any amount deposited in the Certificate Account and not required to be deposited therein, and

(9) to clear and terminate the Certificate Account upon termination of the Pooling and Servicing Agreement.

In addition, not later than 1:00 p.m. Pacific Time on the Business Day immediately preceding each Distribution Date (the “Distribution Account Deposit Date”), the Master Servicer will withdraw from the Certificate Account and remit to the Trustee the Prepayment Charges collected, the Interest Remittance Amount and the Principal Remittance Amount to the extent on deposit in the Certificate Account, and the Trustee will deposit the amount in the Distribution Account, as described below.

The Master Servicer is required to maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Certificate Account pursuant to clauses (1) through (6) above.

Deposits to the Distribution Account

The Trustee will establish and maintain a distribution account (the “Distribution Account”) on behalf of the certificateholders and the Certificate Insurer. The Trustee will, promptly upon receipt, deposit in the Distribution Account and retain therein:

(1) the aggregate amount remitted by the Master Servicer to the Trustee,

(2) any amount required to be deposited by the Master Servicer in connection with any losses on investment of funds in the Distribution Account, and

(3) the amount, if any, remaining in the Pre-Funding Account (net of any investment income therefrom) on the Distribution Date immediately following the end of the Funding Period.

Withdrawals from the Distribution Account

The Trustee will withdraw funds from the Distribution Account for distribution to the certificateholders, remittances to the Final Maturity Reserve Fund and payment to the Certificate Insurer as described below under “— Distributions” and may from time to time make withdrawals from the Distribution Account:

(1) to pay the Trustee Fee to the Trustee,

(2) to pay to the Master Servicer, as additional servicing compensation, earnings on or investment income with respect to funds in or credited to the Distribution Account,

(3) to withdraw any amount deposited in the Distribution Account and not required to be deposited therein (which withdrawal may be at the direction of the Master Servicer through delivery of a written notice to the Trustee describing the amounts deposited in error),

(4) to reimburse the Trustee for any unreimbursed Advances, such right of reimbursement being limited to (x) amounts received on the related Mortgage Loans in respect of which any such Advance was made and (y) amounts not otherwise reimbursed to the Trustee pursuant to clause (2) under “—Withdrawals from the Certificate Account”,

(5) to reimburse the Trustee for any nonrecoverable Advance previously made by it, such right of reimbursement being limited to amounts not otherwise reimbursed to it pursuant to clause (4) under “—Withdrawals from the Certificate Account”, and

(6) to clear and terminate the Distribution Account upon the termination of the Pooling and Servicing Agreement.

There is no independent verification of the transaction accounts or the transaction activity with respect to the Distribution Account.

Prior to each Determination Date, the Master Servicer is required to provide the Trustee a report containing the data and information concerning the Mortgage Loans that is required by the Trustee to prepare the monthly statement to certificateholders for the related Distribution Date. The Trustee is not responsible for recomputing, recalculating or verifying the information provided to it by the Master Servicer in that report and will be permitted to conclusively rely on any information provided to it by the Master Servicer.

Investments of Amounts Held in Accounts

The Certificate Account, the Distribution Account, the Pre-Funding Account and the Capitalized Interest Account. All funds in the Certificate Account, the Distribution Account, the Pre-Funding Account and the Capitalized Interest Account will be invested in Permitted Investments at the direction of the Master Servicer. In the case of:

•
the Certificate Account and the Distribution Account, all income and gain net of any losses realized from the investment will be for the benefit of the Master Servicer as additional servicing compensation and will be remitted to it monthly as described herein;

•
the Pre-Funding Account, all income and gain net of any losses realized from the investment will be for the benefit of Countrywide Home Loans and will be remitted to Countrywide Home Loans as described herein; and

•
the Capitalized Interest Account, any amounts remaining after making distributions of interest on the first Distribution Date following the end of the Funding Period will be paid to Countrywide Home Loans and will not thereafter be available for distribution to certificateholders.

The amount of any losses incurred in the Certificate Account or the Distribution Account in respect of the investments will be deposited by the Master Servicer in the Certificate Account or paid to the Trustee for deposit into the Distribution Account out of the Master Servicer’s own funds immediately as realized. The amount of any losses incurred in the Pre-Funding Account or the Capitalized Interest Account in respect of the investments will be paid by Countrywide Home Loans to the Trustee for deposit into the Pre-Funding Account or the Capitalized Interest Account, as applicable, out of Countrywide Home Loans’ own funds immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Certificate Account, the Distribution Account, the Pre-Funding Account or the Capitalized Interest Account and made in accordance with the Pooling and Servicing Agreement.

Carryover Reserve Fund and Credit Comeback Excess Account. Funds in the Carryover Reserve Fund and in the Credit Comeback Excess Account may be invested in Permitted Investments, at the written direction of the majority holder of the Class C Certificates.

If the Trustee does not receive written directions regarding investment, it will invest all funds in the Carryover Reserve Fund and the Credit Comeback Excess Account in Permitted Investments. Any net investment earnings will be paid pro rata to the holders of the class of Certificates entitled to direct the investments of the amounts, in accordance with their Percentage Interests. Any losses incurred in the Carryover Reserve Fund or the Credit Comeback Excess Account in respect of the investments will be charged against amounts on deposit in the Carryover Reserve Fund (or the investments) or Credit Comeback Excess Account (or the investments), as applicable, immediately as realized. The Trustee will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Carryover Reserve Fund or Credit Comeback Excess Account and made in accordance with the Pooling and Servicing Agreement.

Final Maturity Reserve Fund. The Final Maturity Reserve Fund will be an asset of a separate trust referred to herein as the reserve fund trust. Funds in the Final Maturity Reserve Fund may be invested in permitted investments at the direction of the holders of the Class C Certificates. If the Trustee, on behalf of the reserve fund trust, does not receive written directions regarding investment, it will invest all funds in the Final Maturity Reserve Fund in The Bank of New York cash reserves. Any net investment earnings will be retained in the Final Maturity Reserve Fund until withdrawn upon the termination of the pooling and servicing agreement. Any losses incurred in the Final Maturity Reserve Fund in respect of the investment will be charged against amounts on deposit in the Final Maturity Reserve Fund (or the investments) immediately as realized. The trustee, on behalf of the reserve fund trust, will not be liable for the amount of any loss incurred in respect of any investment or lack of investment of funds held in the Final Maturity Reserve Fund and made in accordance with the pooling and servicing agreement.

Fees and Expenses

The following summarizes the related fees and expenses to be paid from the assets of the issuing entity and the source of payments for the fees and expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Fees
Master Servicing Fee / Master Servicer	One-twelfth of the Servicing Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (3)	Compensation	Collections with respect to each Mortgage Loan and any Liquidation Proceeds or Subsequent Recoveries	Monthly
Additional Servicing Compensation / Master Servicer	• Prepayment Interest Excess (4)	Compensation	Interest collections with respect to certain prepaid Mortgage Loans	Time to time
	• All late payment fees, assumption fees and other similar charges (excluding prepayment charges)	Compensation	Payments made by obligors with respect to the Mortgage Loans	Time to time
	• All investment income earned on amounts on deposit in the Certificate Account and Distribution Account	Compensation	Investment income related to the Certificate Account and Distribution Account	Monthly
	• Excess Proceeds (5)	Compensation	Liquidation Proceeds and Subsequent Recoveries with respect to each liquidated Mortgage Loan	Time to time
Trustee Fee (the “Trustee Fee”) / Trustee
One-twelfth of the Trustee Fee Rate multiplied by the sum of (i) the aggregate Stated Principal Balance of the outstanding Mortgage Loans and (ii) any amounts remaining in the Pre-Funding Account (excluding any investment earnings thereon) (6)
		Compensation	Interest Remittance Amount	Monthly
Expenses
FSA Policy Premiums and Reimbursement Amounts / Certificate Insurer
The sum of (i) one-twelfth of the Certificate Principal Balance of the Class A-4W Certificates multiplied by the Class A-4W Premium Rate (the “Class A-4W Premium”), (ii) one-twelfth of the Certificate Principal Balance of the Class A-5W Certificates multiplied by the Class A-5W Premium Rate (the “Class A-5W Premium”) and (iii) one-twelfth of the Certificate Principal Balance of the Class A-6W Certificates multiplied by the Class A-6W Premium Rate (the “Class A-6W Premium”) (7)
		Expense	Interest Funds and, to the extent that Interest Funds are not sufficient, the Principal Remittance Amount	Monthly

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
Insurance premiums / Mortgage Insurance Providers	Insurance premium(s) for Mortgage Loan(s) covered by lender-paid mortgage insurance policies	Expense	Interest collections on the related Mortgage Loan(s)	Monthly
Insurance expenses / Master Servicer	Expenses incurred by the Master Servicer	Reimbursement of Expenses	To the extent the expenses are covered by an insurance policy with respect to the Mortgage Loan	Time to time
Servicing Advances / Master Servicer	To the extent of funds available, the amount of any Servicing Advances	Reimbursement of Expenses
With respect to each Mortgage Loan, late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan (8)
Time to time
Indemnification expenses / the Sellers, the Master Servicer, the NIM Insurer and the Depositor	Amounts for which the Sellers, the Master Servicer, the NIM Insurer and Depositor are entitled to indemnification (9)	Indemnification	Amounts on deposit on the Certificate Account on any Distribution Account Deposit Date, following the transfer to the Distribution Account	Monthly

__________
(1)
If the Trustee succeeds to the position of Master Servicer, it will be entitled to receive the same fees and expenses of the Master Servicer described in this free writing prospectus. Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Pooling and Servicing Agreement.

(2)
Unless otherwise specified, the fees and expenses shown in this table are paid (or retained by the Master Servicer in the case of amounts owed to the Master Servicer) prior to distributions on the Certificates.

(3)
The Servicing Fee Rate for each Mortgage Loan will equal 0.50% per annum. The amount of the monthly Master Servicing Fee is subject to adjustment with respect to Mortgage Loans that are prepaid, as described in this free writing prospectus under “Servicing of the Mortgage Loans — Adjustment to Master Servicing Fee in Connection With Certain Prepaid Mortgage Loans.”

(4)	Prepayment Interest Excess is described above in this free writing prospectus under “Servicing of the Mortgage Loans — Servicing Compensation and Payment of Expenses.”

(5)	Excess Proceeds is described above in this free writing prospectus under “— Glossary of Terms — General Definitions.”

(6)	The Trustee Fee Rate will equal 0.009% per annum.

(7)
With respect to the first Distribution Date, the total FSA Policy premium will be equal to the product of (1) the sum of (x) the product of (i) the initial Certificate Principal Balance of the Class A-4W Certificates and (ii) the Class A-4W Premium Rate, (y) the product of (i) the initial Certificate Principal Balance of the Class A-5W Certificates and (ii) the Class A-5W Premium Rate and (z) the product of (i) the initial Certificate Principal Balance of the Class A-6W Certificates and (ii) the Class A-6W Premium Rate and (2) a fraction, the numerator of which is the number of days from and including the Closing Date to but excluding the first Distribution Date, and the denominator of which is 30. The “Class A-4W Premium Rate” will equal 0.08% per annum. The “Class A-5W Premium Rate” will equal 0.10% per annum. The “Class A-6W Premium Rate” will equal 0.08% per annum. The amount of any Reimbursement Amount due to the Certificate Insurer with respect to any Distribution Date will be calculated as described under “Description of the Certificates — Financial Guaranty Insurance Policy.”

(8)
Reimbursement of Servicing Advances for a Mortgage Loan is limited to the late recoveries of the payments of the costs and expenses, Liquidation Proceeds, Subsequent Recoveries, purchase proceeds or repurchase proceeds for that Mortgage Loan.

(9)	Each of the Sellers, the Master Servicer, the NIM Insurer and the Depositor are entitled to indemnification of certain expenses.

Distributions

General. Distributions on the Certificates will be made by the Trustee on each Distribution Date to the persons in whose names the Certificates are registered at the close of business on the Record Date.

Distributions will be made by check mailed to the address of the person entitled thereto as it appears on the Certificate Register or, in the case of any certificateholder that holds 100% of a class of Certificates or who holds a class of Certificates with an aggregate initial Certificate Principal Balance of $1,000,000 or more and that has so notified the Trustee in writing in accordance with the Pooling and Servicing Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the Certificates will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. On each Distribution Date, a holder of a Certificate will receive its Percentage Interest of the amounts required to be distributed with respect to the applicable class of Certificates.

On each Distribution Date, the Trustee will withdraw all prepayment charges in the Distribution Account and distribute them to the Class P Certificates.

Distributions of Interest. On each Distribution Date, the interest distributable with respect to the interest-bearing certificates is the interest which has accrued on the Certificate Principal Balance thereof immediately prior to that Distribution Date at the Pass-Through Rate during the applicable Accrual Period, and in the case of the Senior Certificates, any Interest Carry Forward Amount. For each class of Subordinate Certificates, any Interest Carry Forward Amount will be payable only from excess cashflow (if any) as and to the extent described under “— Overcollateralization Provisions.”

All calculations of interest on the Class A-1A Certificates will be made on the basis of a 360-day year and the actual number of days elapsed in the applicable Accrual Period. All calculations of interest on the Fixed Rate Certificates will be made on the basis of a 360-day year assumed to consist of twelve 30-day months.

The Pass-Through Rate for the Class A-1A Certificates is a variable rate that may change from Distribution Date to Distribution Date. The Pass-Through Rate for each class of Fixed Rate Certificates is fixed for the life of those certificates. However, the Pass-Through Rate for each of the Class A-5 and Class A-5W Certificates is subject to increase after the Optional Termination Date. On each Distribution Date, the Pass-Through Rate for each class of interest-bearing Certificates will be subject to the applicable Net Rate Cap. See the related definitions in “— Glossary of Terms — Definitions related to Interest Calculations and Distributions” for a more detailed understanding as to how the Net Rate Cap is calculated, and applied to the Pass-Through Rate.

If on any Distribution Date, the Pass-Through Rate for a class of interest-bearing Certificates is based on the applicable Net Rate Cap, each holder of the applicable Certificates will be entitled to receive the resulting shortfall only from remaining excess cashflow (if any) to the extent described in this free writing prospectus under “— Overcollateralization Provisions,” and, in the case of the Class A-1A Certificates, from payments (if any) allocated to the issuing entity in respect of the Corridor Contract. The FSA Policy will not cover any shortfalls caused by application of the applicable Net Rate Cap.

On each Distribution Date, the Interest Funds for that Distribution Date are required to be distributed in the following order, until those Interest Funds have been fully distributed:

(1) to the Final Maturity Reserve Fund, the Required Final Maturity Deposit,

(2) concurrently, pro rata based on their respective entitlements (x) to the Certificate Insurer, the monthly premiums for the FSA Policy for such Distribution Date and (y) concurrently, to each class of Class A Certificates, the Current Interest and Interest Carry Forward Amount for each such class,

(3) to the Certificate Insurer, any Reimbursement Amount,

(4) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, the Current Interest for that class, and

(5) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

Distributions of Funds from the Corridor Contract. On each Distribution Date on or prior to the Corridor Contract Termination Date, amounts allocated to the issuing entity in respect of the Corridor Contract for that Distribution Date will be deposited in the Carryover Reserve Fund and then distributed to the Class A-1A Certificates, to the extent needed to pay any related Net Rate Carryover.

Any amounts allocated to the issuing entity in respect of the Corridor Contract that remain after the application of those amounts as described in the preceding paragraph will be distributed to the Class C Certificates and will not be available for the payment of any Net Rate Carryover on any class or classes of Certificates unless the Corridor Contract is subject to an early termination, in which case the portion of any early termination payment allocated to the issuing entity in respect of the Corridor Contract will be deposited by the Trustee in the Carryover Reserve Fund to cover any Net Rate Carryover on the Class A-1A Certificates until the Corridor Contract Termination Date. See“— Carryover Reserve Fund” below.

Distributions of Principal. The manner of distributing principal among the classes of Certificates will differ depending upon whether a Distribution Date occurs on or after the Stepdown Date and, on or after that date, whether a Trigger Event is in effect. Prior to the Stepdown Date or if a Trigger Event is in effect, all amounts distributable as principal on a Distribution Date will be allocated first to the Senior Certificates, until the Senior Certificates are paid in full, before any distributions of principal are made on the Subordinate Certificates.

On any Distribution Date on or after the Stepdown Date and so long as no Trigger Event is in effect, instead of allocating all amounts distributable as principal on the Certificates to the Senior Certificates until the Senior Certificates are paid in full, a portion of those amounts distributable as principal will be allocated to the Subordinate Certificates. The amount allocated to each class of Certificates on or after the Stepdown Date and so long as no Trigger Event is in effect will be based on the targeted level of overcollateralization and subordination for each class of Certificates. After the Stepdown Date, if a Trigger Event is in effect, the priority of principal payments will revert to the distribution priority prior to the Stepdown Date. The amount to be distributed as principal on each Distribution Date are described in more detail under “— Glossary of Terms — Definitions related to Principal Calculations and Distributions” in this free writing prospectus.

On each Distribution Date, the Principal Distribution Amount is required to be distributed as follows until such Principal Distribution Amount has been fully distributed (with the Principal Distribution Amount exclusive of the portion thereof consisting of the Extra Principal Distribution Amount being applied first and the Extra Principal Distribution Amount being applied thereafter):

(1) For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect, sequentially:

(A) to the Class A Certificates and to the Certificate Insurer, in the order and amounts set forth in clause (3)(A) below,

(B) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, until their Certificate Principal Balances are reduced to zero, and

(C) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

(2) For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect, sequentially:

(A) in an amount up to the Class A Principal Distribution Amount, to the Class A Certificates in the order and amounts set forth in clause (3)(B) below, until their Certificate Principal Balances are reduced to zero,

(B) to the Certificate Insurer, any remaining premiums payable with respect to the FSA Policy and any remaining Reimbursement Amount, in each case that have not been paid from Interest Funds for the Distribution Date,

(C) sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, the Subordinate Class Principal Distribution Amount for each such class, until their Certificate Principal Balances are reduced to zero, and

(D) any remainder as part of the Excess Cashflow to be allocated as described under “—Overcollateralization Provisions” below.

(3) On each Distribution Date on which any principal amounts are to be distributed to the Class A Certificates and the Certificate Insurer pursuant to clause (1)(A) above or to the Class A Certificates pursuant to clause (2)(A) above, such amounts will be distributed to the Class A Certificates and, if applicable, the Certificate Insurer, in the following order:

(A) For each Distribution Date prior to the Stepdown Date or on which a Trigger Event is in effect,

(i) concurrently, to (x) the Class A-6 Certificates and (y) the Class A-6W Certificates and the Certificate Insurer, pro rata (based on, with respect to clause (x), the Certificate Principal Balance of the Class A-6 Certificates, and with respect to clause (y), the Certificate Principal Balance of the Class A-6W Certificates), the NAS Principal Distribution Amount as follows:

(a) to the Class A-6 Certificates, until their Certificate Principal Balance is reduced to zero, and

(b) sequentially:

(I) to the Certificate Insurer, any remaining Class A-6W Premium for the FSA Policy that has not been paid from Interest Funds for the Distribution Date, and

(II) to the Class A-6W Certificates, until the Certificate Principal Balance thereof is reduced to zero,

(ii) concurrently, to the Class A-1A and Class A-1B Certificates, pro rata, based on their respective Certificate Principal Balances, until their Certificate Principal Balances are reduced to zero,

(iii) sequentially, to the Class A-2 and Class A-3 Certificates, in that order, in each case until their Certificate Principal Balances are reduced to zero,

(iv) to the Certificate Insurer, any remaining Class A-4W Premium for the FSA Policy not paid from Interest Funds for the Distribution Date, and then to the Class A-4W Certificates until their Certificate Principal Balance is reduced to zero,

(v) concurrently, to (x) the Class A-5 Certificates and (y) the Class A-5W Certificates and the Certificate Insurer, pro rata (based on, with respect to clause (x), the Certificate Principal Balance of the Class A-5 Certificates, and with respect to clause (y), the Certificate Principal Balance of the Class A-5W Certificates) as follows:

(a) to the Class A-5 Certificates, until their Certificate Principal Balance is reduced to zero, and

(b) sequentially:

(I) to the Certificate Insurer, any remaining Class A-5W Premium for the FSA Policy that has not been paid from Interest Funds for the Distribution Date, and

(II) to the Class A-5W Certificates, until the Certificate Principal Balance thereof is reduced to zero,

(vi) concurrently, to (x) the Class A-6 Certificates and (y) the Class A-6W Certificates and the Certificate Insurer, pro rata (based on, with respect to clause (x), the Certificate Principal Balance of the Class A-6 Certificates, and with respect to clause (y), the Certificate Principal Balance of the Class A-6W Certificates), without regard to the NAS Principal Distribution Amount as follows:

(a) to the Class A-6 Certificates, until their Certificate Principal Balance is reduced to zero, and

(b) sequentially:

(I) to the Certificate Insurer, any remaining Class A-6W Premium for the FSA Policy that has not been paid from Interest Funds or the NAS Principal Distribution Amount for the Distribution Date, and

(II) to the Class A-6W Certificates, until the Certificate Principal Balance thereof is reduced to zero, and

(vii) to the Certificate Insurer, any remaining Reimbursement Amount that has not been paid from Interest Funds for the Distribution Date.

(B) For each Distribution Date on or after the Stepdown Date and so long as a Trigger Event is not in effect,

(i) concurrently, to the Class A-6 and Class A-6W Certificates, the NAS Principal Distribution Amount, pro rata, based on their respective Certificate Principal Balances, until their Certificate Principal Balances are reduced to zero;

(ii) concurrently, to the Class A-1A and Class A-1B Certificates, pro rata, based on their respective Certificate Principal Balances, until their Certificate Principal Balances are reduced to zero;

(iii) sequentially, to the Class A-2, Class A-3 and Class A-4W Certificates, in that order, until their Certificate Principal Balances are reduced to zero,

(iv) concurrently, to the Class A-5 Certificates and the Class A-5W Certificates, pro rata, based on their respective Certificate Principal Balances, until their Certificate Principal Balances are reduced to zero, and

(v) concurrently, to the Class A-6 and Class A-6W Certificates, without regard to the NAS Principal Distribution Amount, pro rata, based on their respective Certificate Principal Balances, until their Certificate Principal Balances are reduced to zero.

FSA Policy. On any Distribution Date, the Trustee will distribute to the holders of the Class A-4W, Class A-5W and Class A-6W Certificates any Guaranteed Distributions received from the Certificate Insurer with respect to that Distribution Date.

Residual Certificates. The Class A-R Certificates do not bear interest. The Class A-R Certificates will receive a distribution of $100 of principal on the first Distribution Date, after which their Certificate Principal Balance will equal zero. The $100 will be withdrawn from a reserve account established by the Trustee and funded by the Depositor on the Closing Date for the purposes of making distributions on the Class A-R and Class P Certificates. The Class A-R Certificates will remain outstanding for so long as the issuing entity will exist. In addition to the distribution of principal on the first Distribution Date, on each Distribution Date, the holders of the Class A-R Certificates, as provided in the Pooling and Servicing Agreement, will be entitled to receive any available funds remaining after payment of interest and principal on the Senior Certificates and on the Subordinate Certificates (as described above) and payments to the Certificate Insurer (as described above) and the Class C Certificates (as provided in the Pooling and Servicing Agreement). It is not anticipated that there will be any significant amounts remaining for distribution to the Class A-R Certificates.

Overcollateralization Provisions

On the Closing Date, it is expected that the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount will exceed the initial aggregate Certificate Principal Balance of the interest-bearing Certificates by approximately $40,500,000, which is approximately 4.05% of the sum of the Initial Cut-off Date Pool Principal Balance and the original Pre-Funded Amount.

The amount of overcollateralization is equal to the initial level of overcollateralization required by the Pooling and Servicing Agreement. The weighted average Adjusted Net Mortgage Rate for the Mortgage Loans is generally expected to be higher than the weighted average of the Pass-Through Rates on the interest-bearing Certificates. As a result, interest collections on the Mortgage Loans are expected to exceed the amount of interest payable to the holders of the interest-bearing Certificates and the related fees and expenses payable by the issuing entity. Any interest payments received in respect of the Mortgage Loans in excess of the amount that is needed to pay interest on the Certificates and the issuing entity’s expenses (including the premium due to the Certificate Insurer) will be used to reduce the total Certificate Principal Balance of the Certificates, until the required level of overcollateralization has been maintained or restored. The excess cashflow, if any, will be applied on each Distribution Date as a payment of principal on the class or classes of Certificates then entitled to receive distributions in respect of principal, but only to the limited extent hereafter described. Thereafter, any remaining excess cashflow will be allocated to pay Net Rate Carryover and Unpaid Realized Loss Amounts in the order described below.

The “Excess Cashflow” with respect to any Distribution Date is the sum of (i) the amounts remaining as set forth in clause (5) in “—Distributions — Distributions of Interest” and clause (1)(C) or (2)(D), as applicable, in “— Distributions — Distributions of Principal” and (ii) the Overcollateralization Reduction Amount for that Distribution Date, if any.

With respect to any Distribution Date, any Excess Cashflow and, in the case of clauses 1 and 2 below and in the case of the payment of Unpaid Realized Loss Amounts pursuant to clause 3 below, any amounts in the Credit Comeback Excess Account and available for such Distribution Date (“Credit Comeback Excess Cashflow”), will be paid to the classes of Certificates in the following order of priority, in each case first to the extent of the remaining Credit Comeback Excess Cashflow, if applicable, and second to the extent of the remaining Excess Cashflow:

1.
to the class or classes of interest-bearing Certificates then entitled to receive distributions in respect of principal, in an aggregate amount equal to the Extra Principal Distribution Amount, payable as part of the Principal Distribution Amount as described under “—Distributions—Distributions of Principal” above;

2.
concurrently, to each class of Class A Certificates and to the Certificate Insurer, pro rata based on their Unpaid Realized Loss Amounts (in the case of the Class A Certificates) and any unpaid Reimbursement Amount (in the case of the Certificate Insurer), in each case in an amount equal to the Unpaid Realized Loss Amount for the class or the unpaid Reimbursement Amount, as the case may be;

3.
sequentially, to the Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7 and Class M-8 Certificates, in that order, in each case, first in an amount equal to any Interest Carry Forward Amount for that class, and second in an amount equal to any Unpaid Realized Loss Amount for that class;

4.
to each class of interest-bearing Certificates, pro rata based on their Certificate Principal Balances, to the extent needed to pay any Net Rate Carryover for each such class (in the case of the Class A-1A Certificates, after application of amounts allocated to the issuing entity in respect of the Corridor Contract to cover Net Rate Carryover); provided that any Excess Cashflow remaining after the allocation to pay Net Rate Carryover based on the Certificate Principal Balances of those Certificates will be distributed to each class of interest-bearing Certificates with respect to which there remains any unpaid Net Rate Carryover (after the distribution based on Certificate Principal Balances), pro rata, based on the amount of the unpaid Net Rate Carryover;

5.	to the Carryover Reserve Fund, in an amount equal to the Required Carryover Reserve Fund Deposit (after giving effect to other deposits and withdrawals therefrom on the Distribution Date);

6.
if and for so long as the Final Maturity OC Trigger is in effect, to the Class A Certificates, the Certificate Insurer and the Subordinate Certificates, in the same order in which the Principal Distribution Amount would be distributed to such Certificates and the Certificate Insurer on such Distribution Date assuming that a Trigger Event were in effect; and

7.	to the Class C and Class A-R Certificates, in each case in the amounts specified in the Pooling and Servicing Agreement.

The Corridor Contract

Countrywide Home Loans has entered into an interest rate Corridor transaction with Swiss Re Financial Products Corporation (“SRFP” or the “Corridor Contract Counterparty”), as evidenced by a confirmation between Countrywide Home Loans and the Corridor Contract Counterparty, the “Corridor Contract”) for the benefit of the Class A-1A Certificates.

Pursuant to the Corridor Contract, the terms of an ISDA Master Agreement were incorporated into the confirmation of the Corridor Contract, as if the ISDA Master Agreement had been executed by Countrywide Home Loans and the Corridor Contract Counterparty on the date the Corridor Contract was executed. The Corridor Contract is subject to certain ISDA definitions. On the Closing Date, pursuant to a “Corridor Contract Assignment Agreement,” Countrywide Home Loans will assign its rights under the Corridor Contract to The Bank of New York, as corridor contract administrator (in this capacity, the “Corridor Contract Administrator”), and Countrywide Home Loans, the Corridor Contract Administrator and the Trustee will enter into a corridor contract administration agreement (the “Corridor Contract Administration Agreement”) pursuant to which the Corridor Contract Administrator will allocate any payments received under the Corridor Contract between the Trustee and Countrywide Home Loans as described below. The obligations of the Corridor Contract Counterparty will be fully and unconditionally guaranteed by Swiss Reinsurance Company (the “Corridor Contract Guarantor”) pursuant to a guaranty in favor of the Corridor Contract Administrator (the “Corridor Contract Guaranty”).

On or prior to the Corridor Contract Termination Date, amounts (if any) received under the Corridor Contract by the Corridor Contract Administrator and allocated to the Trustee for the benefit of the issuing entity will be used to pay Net Rate Carryover on the Class A-1A Certificates as described above under “—Distributions—Distributions of Funds from the Corridor Contract.” Amounts allocated to the Trustee in respect of the Corridor Contract will not be available to pay Net Rate Carryover on any class of Certificates other than the Class A-1A Certificates. On any Distribution Date, after application of any amounts allocated to the Trustee in respect of the Corridor Contract to pay Net Rate Carryover on the Class A-1A Certificates, any remaining amounts will be distributed as described above under “—Distributions—Distributions of Funds from the Corridor Contract” and will not thereafter be available for payments of Net Rate Carryover for any class of Certificates, unless the remaining amounts are allocated to the Trustee in connection with an early termination of the Corridor Contract in which case the amounts will be held by the Trustee until the Corridor Contract Termination Date for distribution as described above under “— Distributions —Distributions of Funds from the Corridor Contract.”

With respect to the Corridor Contract and any Distribution Date on or prior to the Corridor Contract Termination Date, the amount (if any) payable by the Corridor Contract Counterparty under the Corridor Contract will equal the product of:

(i) the excess (if any) of (x) the lesser of (A) One-Month LIBOR (as determined by the Corridor Contract Counterparty) and (B) the Corridor Contract Ceiling Rate for the Distribution Date over (y) the Corridor Contract Strike Rate for that Distribution Date,

(ii) the Corridor Contract Notional Balance for that Distribution Date, and

(iii) the actual number of days in the related calculation period, divided by 360.

Pursuant to the Corridor Contract Administration Agreement, on or prior to each Distribution Date, the Corridor Contract Administrator will allocate any payment received from the Corridor Contract Counterparty with respect to the Corridor Contract and the Distribution Date (other than any termination payment, which will be allocated as described below):

•
first, to the Trustee, up to the amount that would be payable under the Corridor Contract if clause (ii) of the preceding paragraph were equal to the lesser of the Corridor Contract Notional Balance for the Distribution Date and the Certificate Principal Balance of the Class A-1A Certificates immediately prior to the Distribution Date, referred to as a “Net Corridor Contract Payment,” and

•	second, to Countrywide Home Loans, any remainder, referred to as an “Excess Corridor Contract Payment.”

Excess Corridor Contract Payments will not be available to cover Net Rate Carryover on the Certificates.

The “Corridor Contract Notional Balance,” the “Corridor Contract Strike Rate” and the “Corridor Contract Ceiling Rate” for the Corridor Contract for each Distribution Date are as described in the following table. In addition, the Distribution Date occurring in the latest calendar month listed in the following table is the date through which the Corridor Contract is scheduled to remain in effect and is referred to as the “Corridor Contract Termination Date” for the Corridor Contract.

Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)	Month of Distribution Date	Corridor Contract Notional Balance ($)	Corridor Contract Strike Rate (%)	Corridor Contract Ceiling Rate (%)
April 2007	184,585,000	8.35339	9.00000	March 2008	100,072,489	7.77330	9.00000
May 2007	182,364,188	7.51791	9.00000	April 2008	88,867,158	7.25611	9.00000
June 2007	178,987,432	7.27525	9.00000	May 2008	77,871,602	7.49796	9.00000
July 2007	174,447,737	7.51761	9.00000	June 2008	67,083,051	7.25606	9.00000
August 2007	168,743,713	7.27496	9.00000	July 2008	56,497,640	7.49790	9.00000
September 2007	161,879,781	7.27482	9.00000	August 2008	46,111,574	7.25600	9.00000
October 2007	153,866,329	7.51715	9.00000	September 2008	35,921,129	7.25597	9.00000
November 2007	144,719,836	7.27451	9.00000	October 2008	25,922,651	7.49781	9.00000
December 2007	134,462,941	7.51682	9.00000	November 2008	16,112,553	7.25592	9.00000
January 2008	123,131,679	7.27419	9.00000	December 2008	6,487,315	7.49775	9.00000
February 2008	111,492,583	7.27417	9.00000

The Corridor Contract will be subject to early termination only in limited circumstances. These circumstances generally include certain insolvency or bankruptcy events in relation to the Corridor Contract Counterparty, the failure by the Corridor Contract Counterparty (within three business days after notice of the failure is received by the Corridor Contract Counterparty) to make a payment due under the Corridor Contract, failure by the Corridor Contract Counterparty (within 30 days after notice of such failure is received) to perform any other agreement made by it under the Corridor Contract and the Corridor Contract becoming illegal or subject to certain kinds of taxation.

It will be an additional termination event under the Corridor Contract if the Corridor Contract Counterparty has failed to deliver any information, report or accountants’ consent when and as required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1115(b)(1) or (b)(2) of the Asset Backed Securities Regulation, 17 C.F.R. §§229.1100-229.1123 (“Regulation AB”) with respect to certain reporting obligations of the Depositor with respect to the issuing entity, which continues unremedied for the time period provided in the Corridor Contract, and the Corridor Contract Counterparty fails to transfer the Corridor Contract, at its sole cost and expense, in whole, but not in part, to a counterparty that, (i) has agreed to deliver any information, report, certification or accountants’ consent when and as required under the Exchange Act and Regulation AB with respect to certain reporting obligations of the Depositor and the issuing entity, (ii) satisfies any rating requirement set forth in the Corridor Contract, and (iii) is approved by the Depositor (which approval shall not be unreasonably withheld) and any rating agency, if applicable.

If the Corridor Contract is terminated, the Corridor Contract Counterparty may owe a termination payment, payable in a lump sum. Any termination payment will be allocated by the Corridor Contract Administrator between the Trustee and Countrywide Home Loans, based on, with respect to the Trustee, a fraction, the numerator of which is the lesser of (x) the Corridor Contract Notional Balance at the time of termination and (y) the Certificate Principal Balance of the Class A-1A Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination, and with respect to Countrywide Home Loans, a fraction, the numerator of which is the excess, if any, of (x) the Corridor Contract Notional Balance at the time of termination over (y) the Certificate Principal Balance of the Class A-1A Certificates at the time of termination, and the denominator of which is the Corridor Contract Notional Balance at the time of termination. The portion of any termination payment that is allocated to the issuing entity will be held by the Trustee until the applicable Corridor Contract Termination Date to pay any Net Rate Carryover on the Class A-1A Certificates. However, if a termination occurs, we cannot assure you that a termination payment will be owing to the Trustee. The Pooling and Servicing Agreement does not provide for the substitution of a replacement corridor contract in the event of a termination of an existing Corridor Contract or in any other circumstance.

The significance percentage for the Corridor Contract is less than 10%. The “significance percentage” for the Corridor Contract is the percentage that the significance estimate of the Corridor Contract represents of the Certificate Principal Balance of the Class A-1A Certificates. The “significance estimate” of the Corridor Contract is determined based on a reasonable good-faith estimate of the maximum probable exposure of the Corridor Contract, made in substantially the same manner as that used in Countrywide Home Loans’ internal risk management process in respect of similar instruments.

The Certificates do not represent an obligation of the Corridor Contract Counterparty, the Corridor Contract Guarantor or the Corridor Contract Administrator. The holders of the Certificates are not parties to or beneficiaries under the Corridor Contract, the Corridor Contract Guaranty or the Corridor Contract Administration Agreement and will not have any right to proceed directly against the Corridor Contract Counterparty in respect of its obligations under the Corridor Contract, against the Corridor Contract Guarantor in respect of its obligations under the Corridor Contract Guaranty, or against the Corridor Contract Administrator in respect of its obligations under the Corridor Contract Administration Agreement.

The Corridor Contract, the Corridor Contract Guaranty, the Corridor Contract Assignment Agreement and the Corridor Contract Administration Agreement will each be filed with the SEC as an exhibit to a Current Report on Form 8-K after the Closing Date.

Calculation of One-Month LIBOR

On the second LIBOR Business Day preceding the commencement of each Accrual Period for the Class A-1A Certificates (each such date, an “Interest Determination Date”), the Trustee will determine the London interbank offered rate for one-month United States dollar deposits (“One-Month LIBOR”) for the Accrual Period on the basis of such rate as it is quoted on the Bloomberg Terminal for that Interest Determination Date. If such rate is not quoted on the Bloomberg terminal (or if such service is no longer offered, such other service for displaying LIBOR or comparable rates as may be reasonably selected by the Trustee), One-Month LIBOR for the applicable Accrual Period will be the Reference Bank Rate as defined in this free writing prospectus. If no such quotations can be obtained and no Reference Bank Rate is available, One-Month LIBOR will be the One-Month LIBOR applicable to the preceding Accrual Period. The “Reference Bank Rate” with respect to any Accrual Period, means the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of 0.03125%) of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks as of 11:00 a.m., New York City time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the Certificate Principal Balance of the Class A-1A Certificates for the Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of 0.03125%) of the rates quoted by one or more major banks in New York City, selected by the Trustee, as of 11:00 a.m., New York City time, on such date for loans in U.S. dollars to leading European banks for a period of one month in amounts approximately equal to the Certificate Principal Balance of the Class A-1A Certificates for the Accrual Period. As used in this section, “LIBOR Business Day” means a day on which banks are open for dealing in foreign currency and exchange in London and New York City; and “Reference Banks” means leading banks selected by the Trustee and engaged in transactions in Eurodollar deposits in the international Eurocurrency market:

(1)	with an established place of business in London,

(2)	which have been designated as such by the Trustee and

(3)	which are not controlling, controlled by, or under common control with, the Depositor, Countrywide Servicing or any successor Master Servicer.

The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the Class A-1A Certificates for the related Accrual Period will (in the absence of manifest error) be final and binding.

Carryover Reserve Fund

The Pooling and Servicing Agreement will require the Trustee to establish an account (the “Carryover Reserve Fund”), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates. On the Closing Date, Countrywide Home Loans will deposit $1,000 in the Carryover Reserve Fund. The Carryover Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Carryover Reserve Fund amounts allocated to the issuing entity in respect of the Corridor Contract. On each Distribution Date, the amounts allocated to the issuing entity in respect of the Corridor Contract will be distributed to the Class A-1A Certificates to pay any Net Rate Carryover on the Class A-1A Certificates as described under “— Distributions — Distributions of Funds from the Corridor Contract” above.

On each Distribution Date, to the extent that Excess Cashflow is available as described under “— Overcollateralization Provisions” above, the Trustee will deposit in the Carryover Reserve Fund (x) the amount needed to pay any Net Rate Carryover as described under “— Overcollateralization Provisions” above and (y) an amount equal to the excess, if any, of (i) $1,000 over (ii) the amount of funds on deposit in the Carryover Reserve Fund following all other deposits to, and withdrawals from, the Carryover Reserve Fund on the Distribution Date (the “Required Carryover Reserve Fund Deposit”).

Final Maturity Reserve Fund

The trustee, on behalf of the reserve fund trust, will establish and maintain an account (the “Final Maturity Reserve Fund”), on behalf of the holders of the offered certificates. On the closing date, the depositor will deposit or cause to be deposited $1,000 in the Final Maturity Reserve Fund. The Final Maturity Reserve Fund will not be an asset of the issuing entity or of any REMIC.

On each Distribution Date beginning on the Distribution Date in April 2017 up to and including the Distribution Date in March 2037, if the aggregate Stated Principal Balance of the Mortgage Loans having an original term to maturity of 40 years as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) is greater than the amount specified in the table entitled “40-Year Target Schedule” for that Distribution Date (the “40-Year Target”), the Trustee will deposit an amount equal to the Final Maturity Reserve Deposit for that Distribution Date into the Final Maturity Reserve Fund, until the amount on deposit in the Final Maturity Reserve Fund is equal to the Final Maturity Funding Cap.

The “Final Maturity Reserve Deposit” for any Distribution Date beginning on the Distribution Date in April 2017 up to and including the Distribution Date in March 2037 will equal the lesser of (a) one-twelfth of the product of (i) 0.80% and (ii) the aggregate Stated Principal Balance of the Mortgage Loans having an original term to maturity of 40 years as of the Due Date occurring in the month preceding the month of that Distribution Date (after giving effect to principal prepayments in the Prepayment Period related to that prior Due Date) and (b) the excess of (i) the Final Maturity Funding Cap for that Distribution Date over (ii) the amount on deposit in the Final Maturity Reserve Fund immediately prior to that Distribution Date.

40-Year Target Schedule
Month of Distribution Date	40-Year Target ($)
April 2017	35,751,894
May 2017	35,245,915
June 2017	34,746,922
July 2017	34,254,817
August 2017	33,769,507
September 2017	33,290,900
October 2017	32,818,905
November 2017	32,353,430
December 2017	31,894,387
January 2018	31,441,689
February 2018	30,995,248
March 2018	30,554,980
April 2018	30,120,800
May 2018	29,692,625
June 2018	29,270,373
July 2018	28,853,963
August 2018	28,443,316
September 2018	28,038,353
October 2018	27,638,996
November 2018	27,245,169
December 2018	26,856,797
January 2019	26,473,804
February 2019	26,096,117
March 2019	25,723,664
April 2019	25,356,373
May 2019	24,994,174
June 2019	24,636,997
July 2019	24,284,774
August 2019	23,937,437
September 2019	23,594,919
October 2019	23,257,154
November 2019	22,924,077
December 2019	22,595,624
January 2020	22,271,733
February 2020	21,952,340
March 2020	21,637,384
April 2020	21,326,804
May 2020	21,020,541
June 2020	20,718,535
July 2020	20,420,729
August 2020	20,127,064
September 2020	19,837,484
October 2020	19,551,933
November 2020	19,270,357
December 2020	18,992,699
January 2021	18,718,908
February 2021	18,448,930
March 2021	18,182,712
April 2021	17,920,204
May 2021	17,661,354
June 2021	17,406,113
July 2021	17,154,430
August 2021	16,906,258
September 2021	16,661,547
October 2021	16,420,251
November 2021	16,182,323
December 2021	15,947,717
January 2022	15,716,386
February 2022	15,488,287
March 2022	15,263,374
April 2022	15,041,604
May 2022	14,822,935
June 2022	14,607,323
July 2022	14,394,726
August 2022	14,185,104
September 2022	13,978,414
October 2022	13,774,618
November 2022	13,573,675
December 2022	13,375,546
January 2023	13,180,193
February 2023	12,987,577
March 2023	12,797,661
April 2023	12,610,407
May 2023	12,425,779
June 2023	12,243,742
July 2023	12,064,259
August 2023	11,887,295
September 2023	11,712,816
October 2023	11,540,787
November 2023	11,371,175
December 2023	11,203,946
January 2024	11,039,069
February 2024	10,876,509
March 2024	10,716,237
April 2024	10,558,219
May 2024	10,402,425
June 2024	10,248,825
July 2024	10,097,387
August 2024	9,948,083
September 2024	9,800,884
October 2024	9,655,759
November 2024	9,512,680
December 2024	9,371,620
January 2025	9,232,551
February 2025	9,095,444
March 2025	8,960,273
April 2025	8,827,011
May 2025	8,695,633
June 2025	8,566,111
July 2025	8,438,420
August 2025	8,312,536
September 2025	8,188,433
October 2025	8,066,086
November 2025	7,945,471
December 2025	7,826,565

Month of Distribution Date	40-Year Target ($)
January 2026	7,709,344
February 2026	7,593,784
March 2026	7,479,863
April 2026	7,367,557
May 2026	7,256,846
June 2026	7,147,706
July 2026	7,040,115
August 2026	6,934,053
September 2026	6,829,498
October 2026	6,726,430
November 2026	6,624,828
December 2026	6,524,671
January 2027	6,425,940
February 2027	6,328,614
March 2027	6,232,675
April 2027	6,138,103
May 2027	6,044,879
June 2027	5,952,985
July 2027	5,862,402
August 2027	5,773,112
September 2027	5,685,097
October 2027	5,598,339
November 2027	5,512,822
December 2027	5,428,527
January 2028	5,345,438
February 2028	5,263,537
March 2028	5,182,810
April 2028	5,103,238
May 2028	5,024,807
June 2028	4,947,500
July 2028	4,871,302
August 2028	4,796,198
September 2028	4,722,171
October 2028	4,649,208
November 2028	4,577,293
December 2028	4,506,412
January 2029	4,436,550
February 2029	4,367,693
March 2029	4,299,828
April 2029	4,232,941
May 2029	4,167,017
June 2029	4,102,043
July 2029	4,038,007
August 2029	3,974,895
September 2029	3,912,694
October 2029	3,851,392
November 2029	3,790,975
December 2029	3,731,433
January 2030	3,672,752
February 2030	3,614,920
March 2030	3,557,926
April 2030	3,501,758
May 2030	3,446,405
June 2030	3,391,854
July 2030	3,338,095
August 2030	3,285,117
September 2030	3,232,909
October 2030	3,181,460
November 2030	3,130,759
December 2030	3,080,796
January 2031	3,031,561
February 2031	2,983,044
March 2031	2,935,234
April 2031	2,888,121
May 2031	2,841,696
June 2031	2,795,950
July 2031	2,750,872
August 2031	2,706,453
September 2031	2,662,684
October 2031	2,619,556
November 2031	2,577,060
December 2031	2,535,187
January 2032	2,493,929
February 2032	2,453,276
March 2032	2,413,220
April 2032	2,373,753
May 2032	2,334,866
June 2032	2,296,552
July 2032	2,258,802
August 2032	2,221,608
September 2032	2,184,963
October 2032	2,148,858
November 2032	2,113,287
December 2032	2,078,242
January 2033	2,043,715
February 2033	2,009,698
March 2033	1,976,186
April 2033	1,943,170
May 2033	1,910,644
June 2033	1,878,600
July 2033	1,847,032
August 2033	1,815,934
September 2033	1,785,298
October 2033	1,755,118
November 2033	1,725,388
December 2033	1,696,101
January 2034	1,667,251
February 2034	1,638,832
March 2034	1,610,837
April 2034	1,583,262
May 2034	1,556,098
June 2034	1,529,342
July 2034	1,502,987
August 2034	1,477,027
September 2034	1,451,457
October 2034	1,426,272
November 2034	1,401,465
December 2034	1,377,032
January 2035	1,352,967
February 2035	1,329,264
March 2035	1,305,920
April 2035	1,282,928
May 2035	1,260,284
June 2035	1,237,982
July 2035	1,216,019
August 2035	1,194,388
September 2035	1,173,086
October 2035	1,152,107
November 2035	1,131,447
December 2035	1,111,101
January 2036	1,091,066
February 2036	1,071,336
March 2036	1,051,907
April 2036	1,032,775
May 2036	1,013,935
June 2036	995,384
July 2036	977,118
August 2036	959,131
September 2036	941,420
October 2036	923,982
November 2036	906,812
December 2036	889,907
January 2037	873,262
February 2037	856,875
March 2037	840,740

The “Final Maturity Funding Cap” for any Distribution Date beginning with the Distribution Date in April 2017 will equal the least of (i) the aggregate Certificate Principal Balance of the Offered Certificates immediately prior to that Distribution Date, (ii) the aggregate Stated Principal Balance of all outstanding Mortgage Loans with original terms to maturity of 40 years as of the first day of the related Due Period (after giving effect to principal prepayments received during the Prepayment Period that ends during that Due Period) and (iii) $16,890,617.

On each Distribution Date beginning on the Distribution Date in April 2027 up to and including the Distribution Date in March 2037, if and for so long as the Final Maturity OC Trigger is in effect with respect to that Distribution Date, Excess Cashflow will be applied to reduce the aggregate Certificate Principal Balance of the Certificates in the order described above under “—Overcollateralization Provisions”.

On the Distribution Date in March 2037, all amounts on deposit in the Final Maturity Reserve Fund will be distributed as principal in the following order:

(1) to the Class A Certificates, the Certificate Insurer and the Subordinate Certificates, in the same order in which the Principal Distribution Amount would be distributed to such Certificates and the Certificate Insurer on such Distribution Date assuming that a Trigger Event were in effect; and

(2) to the Class C Certificates, all remaining amounts.

If the mortgage loans are purchased in connection with an optional termination of the issuing entity, the funds on deposit in the Final Maturity Reserve Fund will be distributed to the Class C Certificates above after application of the purchase price pursuant to the exercise of the optional termination.

Financial Guaranty Insurance Policy

The following summary of terms of the financial guaranty insurance policy (the “FSA Policy”) to be issued by Financial Security Assurance Inc., which is referred to herein as “FSA” or the “Certificate Insurer”) does not purport to be complete and is qualified in its entirety by reference to the FSA Policy. In the following discussion, the Class A-4W, Class A-5W and Class A-6W Certificates are referred to as “Guaranteed Certificates”.

Simultaneously with the issuance of the Guaranteed Certificates, FSA will deliver the FSA Policy to the Trustee for the benefit of the holders of the Guaranteed Certificates. Under the FSA Policy, FSA unconditionally and irrevocably guarantees to the Trustee, for the benefit of any holder of a Guaranteed Certificate, the full and complete payment of (1) Guaranteed Distributions on such Certificate and (2) the amount of any such Guaranteed Distribution which subsequently is avoided in whole or in part as a preference payment under applicable law.

“Guaranteed Distributions” means, with respect to any Distribution Date and a class of Guaranteed Certificates, the distribution to be made to holders of that class of Guaranteed Certificates in an aggregate amount equal to (i) the amount, if any, by which the amount available to be distributed to that class of Guaranteed Certificates, pursuant to the priority of payment set forth in the Pooling and Servicing Agreement, is less than the Required Distributions for that class of Guaranteed Certificates for that Distribution Date and (ii) to the extent unpaid on the Last Scheduled Distribution Date for that class of Guaranteed Certificates, after payment of all other amounts due to that class of Guaranteed Certificates, the sum of (a) any remaining Certificate Principal Balance of that class of Guaranteed Certificates and (b) the amount of any Applied Realized Loss Amount allocated to that class of Guaranteed Certificates prior to the Last Scheduled Distribution Date to the extent the Certificate Insurer has not paid that Applied Realized Loss Amount and the holders of that class of Guaranteed Certificates have not received any Subsequent Recovery related to that Applied Realized Loss Amount, in each case after giving effect to all distributions, other than Required Distributions for that class of Guaranteed Certificates, to be made on that Distribution Date; and, in each case in accordance with the original terms of that class of Guaranteed Certificates when issued and without regard to any amendment or modification of that class of Guaranteed Certificates or the Pooling and Servicing Agreement except amendments or modifications to which the Certificate Insurer has given its prior written consent. The Certificate Insurer may consent to any amendment of or modification to the Pooling and Servicing Agreement as permitted by the Pooling and Servicing Agreement; provided, however, that no such amendment or modification shall, without the consent of the holders of the related class of Guaranteed Certificates, change the entitlement of those holders to payment under the FSA Policy of any unpaid principal of that class of Guaranteed Certificates due at final maturity, or any unpaid interest thereon due on any interest payment date. Guaranteed Distributions for any class of Guaranteed Certificates will not include, and the FSA Policy will not cover, interest shortfalls resulting from Prepayment Interest Shortfalls, interest shortfalls resulting from the application of the Relief Act or similar state or local laws, any Net Rate Carryover amounts, or any taxes, withholding or other charge imposed by any governmental authority due in connection with the payment of any Guaranteed Distributions to a holder of a Guaranteed Certificate. Guaranteed Distributions will not include (x) any portion of a Guaranteed Distribution due to holders of Guaranteed Certificates because a notice and certificate in proper form as required by the FSA Policy was not timely received by the Certificate Insurer and (y) any portion of a Guaranteed Distribution due to holders of a class of Guaranteed Certificates representing interest on any unpaid interest accrued from and including the date of payment by the Certificate Insurer of the amount of that unpaid interest. For purposes of the definition of “Guaranteed Distributions,” any payment of interest previously made by FSA under the FSA Policy shall be excluded, from and including the date of payment by FSA thereof, when calculating interest that is carried forward.

“Required Distributions” means with respect to any Distribution Date and each class of Guaranteed Certificates, the sum, without duplication, of (i) the amount of interest that has accrued on that class of Guaranteed Certificates at the then-applicable Pass-Through Rate during the applicable Accrual Period with respect to that class of Guaranteed Certificates, net of any interest shortfalls resulting from Prepayment Interest Shortfalls and any interest shortfalls resulting from the application of the Relief Act or similar state or local laws or Net Rate Carryover amounts, (ii) at the election of the Certificate Insurer in its sole discretion, any Applied Realized Loss Amount allocated to that class of Guaranteed Certificates on or prior to that Distribution Date and (iii) the amount of interest that has accrued on any Applied Realized Loss Amount allocated to that class of Guaranteed Certificates prior to that Distribution Date at the then-applicable Pass-Through Rate, in the case of each of clause (ii) and clause (iii) to the extent the Certificate Insurer has not paid that Applied Realized Loss Amount and the holders of that class of Guaranteed Certificates have not received any Subsequent Recovery relating to that Applied Realized Loss Amount.

“Reimbursement Amount” means, with respect to any Distribution Date, (i) the amount of all Guaranteed Distributions paid and all other payments made by the Certificate Insurer pursuant to the FSA Policy for which the Certificate Insurer has not been reimbursed prior to the Distribution Date, plus (ii) interest accrued on those Guaranteed Distributions not previously repaid calculated at the Late Payment Rate from the date those payments were made.

“Late Payment Rate” means the lesser of (i) the rate of interest publicly announced by Citibank, N.A. at its principal office in New York, New York, as its prime rate (any change in such prime rate of interest to be effective on the date such change is announced by Citibank, N.A.) plus 3% and (ii) the maximum rate permissible under law applicable to the Pooling and Servicing Agreement. The Late Payment Rate will be computed on the basis of a year of 365 days calculating the actual number of days elapsed.

Payment of claims on the FSA Policy made in respect of Guaranteed Distributions will be made by FSA following receipt by FSA of the appropriate notice for payment on the later to occur of (1) 12:00 noon, New York City time, on the second business day following receipt of such notice for payment and (2) 12:00 noon, New York City time, on the Distribution Date to which the claim relates.

FSA will be entitled to pay any amount thereunder in respect of Guaranteed Distributions, including any acceleration payment, whether or not any notice and certificate shall have been received by FSA, shall be entitled to pay principal under the FSA Policy on an accelerated basis if FSA shall so elect in its sole discretion, at any time or from time to time, in whole or in part, at an earlier Distribution Date than provided in the definition of “Guaranteed Distributions,” if that principal would have been payable under the Pooling and Servicing Agreement were funds sufficient to make that payment available to the Trustee for that purpose.

If any Guaranteed Distribution is avoided as a preference payment under applicable bankruptcy, insolvency, receivership or similar law, FSA will pay that amount out of its funds on the later of (a) the date when due to be paid pursuant to the Order referred to below or (b) the first to occur of (1) the fourth business day following receipt by FSA from the Trustee, of: (A) a certified copy of the order of the court or other governmental body which exercised jurisdiction to the effect that the holder of the Guaranteed Certificate is required to return principal or interest distributed on that certificate during the term of the FSA Policy because those distributions were avoidable as preference payments under applicable bankruptcy law (the “Order”), (B) a certificate of the holder of the Guaranteed Certificate that the Order has been entered and is not subject to any stay, and (C) an assignment duly executed and delivered by the holder of the Guaranteed Certificate, in the form as is reasonably required by FSA and provided to the holder of that Guaranteed Certificate by FSA, irrevocably assigning to FSA all rights and claims of the holder of that Guaranteed Certificate relating to or arising under that Guaranteed Certificate against the debtor which made that preference payment or otherwise with respect to that preference payment or (2) the date of receipt by FSA from the Trustee, of the items referred to in clauses (1)(A), (B) and (C) above if, at least four business days prior to the date of receipt, FSA shall have received written notice from the Trustee, that the items referred to in clauses (1)(A), (B) and (C) above were to be delivered on that date and that date was specified in the notice. Payment will be disbursed to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order and not to the Trustee, or any holder of a Guaranteed Certificate, directly, unless a holder of a Guaranteed Certificate has previously paid that amount to the receiver, conservator, debtor-in-possession or trustee in bankruptcy named in the Order, in which case the payment will be disbursed to the Trustee for distribution to the holder of that Certificate upon proof of payment reasonably satisfactory to FSA. In connection with the foregoing, FSA will have the rights provided pursuant to the Pooling and Servicing Agreement to the holders of the Guaranteed Certificates including, without limitation, the right to direct all matters relating to any preference claim and subrogation to the rights of the Trustee, and each holder of a Guaranteed Certificate in the conduct of any proceeding with respect to a preference claim.

The terms “receipt” and “received,” with respect to the FSA Policy, means actual delivery to FSA and to its fiscal agent, if any, prior to 12:00 noon, New York City time, on a business day; delivery either on a day that is not a business day, or after 12:00 noon, New York City time, shall be deemed to be receipt on the next succeeding business day. If any notice or certificate given under the FSA Policy by the Trustee is not in proper form or is not properly completed, executed or delivered or contains any misstatement, it will be deemed not to have been received, and FSA or the fiscal agent will be required to promptly so advise the Trustee, and the Trustee, may submit an amended notice.

Under the FSA Policy, “business day” means any day other than a Saturday, Sunday, legal holiday or other day on which banking institutions in New York, New York, or any other location of any successor servicer or successor Trustee are authorized or obligated by law, executive order or governmental decree to be closed.

FSA’s obligations under the FSA Policy in respect of Guaranteed Distributions will be discharged to the extent funds are transferred to the Trustee, as provided in the FSA Policy whether or not those funds are properly applied by the Trustee.

FSA will be subrogated to the rights of the holder of a Guaranteed Certificate to receive payments of principal and interest to the extent of any payment by FSA under the FSA Policy.

Claims under the FSA Policy constitute direct, unsecured and unsubordinated obligations of FSA ranking not less than pari passu with other unsecured and unsubordinated indebtedness of FSA for borrowed money. Claims against FSA under the FSA Policy and claims against FSA under each other financial guaranty insurance policy issued thereby constitute pari passu claims against the general assets of FSA. The terms of the FSA Policy cannot be modified or altered by any other agreement or instrument, or by the merger, consolidation or dissolution of the trust fund. The FSA Policy may not be canceled or revoked prior to payment in full of all Guaranteed Distributions with respect to the Guaranteed Certificates.

To the fullest extent permitted by applicable law, FSA will agree in the FSA Policy not to assert, and will waive, for the benefit of each holder of a Guaranteed Certificate, all rights (whether by counterclaim, setoff or otherwise) and defenses (including, without limitation, the defense of fraud), whether acquired by subrogation, assignment or otherwise, to the extent that such rights and defenses may be available to FSA to avoid payment of its obligations under the FSA Policy in accordance with the express provisions of the FSA Policy. Nothing in this paragraph will be construed to limit or otherwise impair FSA’s right to pursue recovery or claims (based on contractual rights, securities law violations, fraud or other causes of action) against any person or entity, except as provided in the sixth preceding paragraph, or to require payment by FSA of any amounts that have been previously paid or that are not otherwise due in accordance with the express provisions of the FSA Policy or the Guaranteed Certificates. Nothing in the FSA Policy will be construed to require payment to the extent any force majeure event or governmental act prevents FSA from performing its obligations under the FSA Policy or such performance is otherwise rendered impossible, in which event FSA will agree to (i) use commercially reasonable efforts to perform its obligations under the FSA Policy notwithstanding such force majeure event, governmental act or impossibility of performance and (ii) perform its obligations under the FSA Policy promptly following cessation of such force majeure event, governmental act or impossibility of performance.

The FSA Policy is not covered by the property/casualty insurance security fund specified in Article 76 of the New York Insurance Law. The FSA Policy is governed by the laws of the State of New York.

Additional Considerations Concerning the FSA Policy and the Certificate Insurer

The Certificate Insurer will be fully subrogated to the rights of each holder of a Guaranteed Certificate to receive principal and interest distributions from the trust fund on those Guaranteed Certificates to the extent the Certificate Insurer makes payments, directly or indirectly, on account of principal or interest on any Guaranteed Certificate under the FSA Policy. To the extent that the Certificate Insurer has paid any amounts with respect to interest and principal, the Certificate Insurer will be subrogated to the Guaranteed Certificates with respect to such amounts and will be entitled to those amounts on a pro rata basis with those Guaranteed Certificates as subrogee.

Pursuant to the terms of the Pooling and Servicing Agreement, unless the Certificate Insurer defaults under its obligations under the FSA Policy, the Certificate Insurer will be entitled to exercise the Voting Rights of the holders of the related Guaranteed Certificates, without the consent of such Certificateholders, and such Certificateholders may exercise such rights only with the prior written consent of the Certificate Insurer.

Credit Comeback Excess Account

The Pooling and Servicing Agreement will require the Trustee to establish a reserve account (the “Credit Comeback Excess Account”), which is held in trust by the Trustee on behalf of the holders of the interest-bearing Certificates and the Certificate Insurer. The Credit Comeback Excess Account will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Credit Comeback Excess Account, all Credit Comeback Excess Amounts received during the related Due Period. On each Distribution Date, all such Credit Comeback Excess Amounts received during such period will be distributed to the interest-bearing Certificates to restore overcollateralization and to cover any Unpaid Realized Loss Amounts as described under “—Overcollateralization Provisions.” Any Credit Comeback Excess Amounts remaining after the application of such amounts as described under “— Overcollateralization Provisions” will be distributed to the Class C Certificates and will not be available thereafter.

Applied Realized Loss Amounts

If on any Distribution Date, after giving effect to the distributions described above, the aggregate Certificate Principal Balance of the interest-bearing Certificates exceeds the sum of the aggregate Stated Principal Balance of the Mortgage Loans and the amount on deposit in the Pre-Funding Account, the amount of the excess will be applied first to reduce the Certificate Principal Balances of the Class M-8, Class M-7, Class M-6, Class M-5, Class M-4, Class M-3, Class M-2 and Class M-1 Certificates, in that order, in each case until the Certificate Principal Balance of the class has been reduced to zero. After the Certificate Principal Balances of the Subordinate Certificates have been reduced to zero, if the aggregate Certificate Principal Balance of the Class A Certificates exceeds the aggregate Stated Principal Balance of the Mortgage Loans, the amount of such excess will be applied to reduce the Certificate Principal Balance of each class of Class A Certificates, pro rata, until the Certificate Principal Balances of such classes have been reduced to zero. A reduction described in this paragraph is referred to as an “Applied Realized Loss Amount.”

If the Certificate Principal Balance of a class of Certificates has been reduced through the application of Applied Realized Loss Amounts as described above, interest will accrue on the Certificate Principal Balance as so reduced unless the Certificate Principal Balance is subsequently increased due to the allocation of Subsequent Recoveries to the Certificate Principal Balance of the class as described in the definition of “Certificate Principal Balance” described in this free writing prospectus under “— Glossary of Terms — General Definitions”.

ANNEX A

THE STATISTICAL CALCULATION POOL

The following information sets forth in tabular format certain information, as of the Statistical Calculation Date, about the Mortgage Loans included in the Statistical Calculation Pool. Other than with respect to rates of interest, percentages are approximate. In addition, the percentages in the column entitled “Percent of Aggregate Principal Balance Outstanding” are stated by that portion of the Statistical Calculation Date Pool Principal Balance representing the Statistical Calculation Pool as a whole. The sum of the columns below may not equal the total indicated due to rounding. In addition, each weighted average Credit Bureau Risk Score set forth below has been calculated without regard to any Mortgage Loan for which the Credit Bureau Risk Score is unknown.

Mortgage Loan Programs for the Mortgage Loans
in the Statistical Calculation Pool

Mortgage Loan Program	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
10-Year Fixed	11	$947,076	0.14%	$86,098	8.996%	119.41	587	62.7%
15-Year Fixed	117	14,707,154	2.12	125,702	7.933	179.43	602	70.1
15-Year Fixed - Credit Comeback	9	771,819	0.11	85,758	9.841	179.72	560	66.8
20-Year Fixed	58	8,740,521	1.26	150,699	7.845	239.47	598	71.5
25-Year Fixed	13	1,568,866	0.23	120,682	8.527	298.94	593	80.9
30-Year Fixed	2,638	440,897,217	63.41	167,133	8.113	359.32	603	77.0
30-Year Fixed - Credit Comeback	201	29,041,466	4.18	144,485	8.912	359.58	584	78.0
40-Year Fixed	576	129,344,216	18.60	224,556	7.772	479.41	602	77.0
40-Year Fixed - Credit Comeback	27	4,392,993	0.63	162,703	9.049	479.59	582	79.1
30-Year Fixed - 120-month Interest Only	1	180,000	0.03	180,000	9.500	358.00	572	60.0
30-Year Fixed - 60-month Interest Only	206	53,730,717	7.73	260,829	7.332	359.38	640	78.6
30/10-Year Fixed Balloon	1	131,250	0.02	131,250	11.500	119.00	705	99.6
30/15-Year Fixed Balloon	4	865,376	0.12	216,344	9.223	178.59	625	79.4
40/30-Year Fixed Balloon	45	10,013,314	1.44	222,518	8.049	359.13	603	76.7
Total	3,907	$695,331,985	100.00%

Original Terms to Stated Maturity for the Mortgage Loans
in the Statistical Calculation Pool

Original Term (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
Fixed 120	12	$1,078,326	0.16%	$89,861	9.301%	119.36	602	67.2%
Fixed 180	130	16,344,349	2.35	125,726	8.091	179.40	601	70.4
Fixed 240	58	8,740,521	1.26	150,699	7.845	239.47	598	71.5
Fixed 300	13	1,568,866	0.23	120,682	8.527	298.94	593	80.9
Fixed 360	3,091	533,862,714	76.78	172,715	8.077	359.34	606	77.2
Fixed 480	603	133,737,208	19.23	221,786	7.814	479.42	602	77.1
Total	3,907	$695,331,985	100.00%

Mortgage Loan Principal Balances for the Mortgage Loans
in the Statistical Calculation Pool

Range of Mortgage Loan Principal Balances	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
$25,000.01 - $50,000.00	42	$2,006,346	0.29%	$47,770	10.104%	328.43	587	62.4%
$50,000.01 - $75,000.00	350	22,336,685	3.21	63,819	9.870	350.79	587	76.4
$75,000.01 - $100,000.00	580	51,263,742	7.37	88,386	8.866	355.10	596	76.9
$100,000.01 - $150,000.00	1,073	133,161,435	19.15	124,102	8.537	365.48	598	78.0
$150,000.01 - $200,000.00	705	122,614,797	17.63	173,922	8.178	376.44	599	76.8
$200,000.01 - $250,000.00	421	93,796,750	13.49	222,795	7.920	374.26	605	76.9
$250,000.01 - $300,000.00	259	70,772,346	10.18	273,252	7.736	382.67	605	75.9
$300,000.01 - $350,000.00	180	58,312,941	8.39	323,961	7.606	389.88	605	77.7
$350,000.01 - $400,000.00	79	29,399,059	4.23	372,140	7.490	392.99	613	76.9
$400,000.01 - $450,000.00	74	31,157,844	4.48	421,052	7.215	388.46	608	76.2
$450,000.01 - $500,000.00	62	29,667,890	4.27	478,514	7.240	387.94	622	75.6
$500,000.01 - $550,000.00	23	12,153,056	1.75	528,394	7.137	383.47	630	80.4
$550,000.01 - $600,000.00	23	13,196,087	1.90	573,743	6.852	390.75	625	77.7
$600,000.01 - $650,000.00	12	7,519,291	1.08	626,608	6.807	399.50	638	78.9
$650,000.01 - $700,000.00	8	5,446,428	0.78	680,804	6.574	419.65	641	72.6
$700,000.01 - $750,000.00	7	5,042,145	0.73	720,306	7.263	410.37	630	83.3
$750,000.01 - $800,000.00	4	3,124,300	0.45	781,075	7.181	358.48	630	72.8
$800,000.01 - $850,000.00	1	837,620	0.12	837,620	6.375	479.00	592	63.2
$850,000.01 - $900,000.00	3	2,620,222	0.38	873,407	7.256	359.67	626	60.6
Greater than $900,000.00	1	903,000	0.13	903,000	5.875	359.00	724	75.3
Total	3,907	$695,331,985	100.00%

State Distribution of the Mortgaged Properties for the Mortgage Loans
in the Statistical Calculation Pool

State	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
Alabama	54	$6,201,277	0.89%	$114,838	8.784%	343.35	607	83.7%
Alaska	8	1,565,079	0.23	195,635	7.796	369.77	639	80.9
Arizona	123	21,503,776	3.09	174,827	8.035	378.99	608	77.9
Arkansas	22	2,322,062	0.33	105,548	8.694	352.05	599	77.3
California	411	126,090,019	18.13	306,788	7.076	393.87	616	72.3
Colorado	58	9,993,353	1.44	172,299	7.956	374.82	611	81.8
Connecticut	48	9,442,229	1.36	196,713	8.182	377.18	593	76.1
Delaware	10	1,595,152	0.23	159,515	7.873	374.94	616	75.7
District of Columbia	11	3,128,021	0.45	284,366	7.757	397.11	569	66.9
Florida	468	78,951,121	11.35	168,699	8.038	379.78	601	74.8
Georgia	185	25,973,942	3.74	140,400	8.868	369.83	600	83.1
Hawaii	16	5,150,395	0.74	321,900	7.059	395.70	614	65.8
Idaho	22	3,692,228	0.53	167,829	7.732	401.75	599	78.1
Illinois	88	13,850,554	1.99	157,393	8.900	357.26	587	79.9
Indiana	50	5,104,472	0.73	102,089	9.131	364.39	604	84.9
Iowa	23	2,286,631	0.33	99,419	8.754	342.15	594	80.0
Kansas	16	2,187,481	0.31	136,718	10.073	354.50	589	87.8
Kentucky	29	3,311,090	0.48	114,176	9.057	352.79	588	82.5
Louisiana	62	7,708,762	1.11	124,335	8.827	349.23	605	83.0
Maine	24	3,617,000	0.52	150,708	8.110	361.35	585	77.9
Maryland	117	27,393,340	3.94	234,131	7.979	390.89	597	77.6
Massachusetts	71	15,923,921	2.29	224,281	7.786	361.61	605	71.1
Michigan	78	9,642,899	1.39	123,627	9.201	366.96	600	83.5
Minnesota	27	5,050,421	0.73	187,053	7.904	383.09	606	76.2
Mississippi	49	5,141,002	0.74	104,918	9.007	366.60	596	82.2
Missouri	79	9,334,273	1.34	118,155	8.666	367.20	594	82.6
Montana	10	1,696,049	0.24	169,605	8.943	359.45	599	76.8
Nebraska	7	777,171	0.11	111,024	8.411	398.70	588	81.9
Nevada	39	8,604,366	1.24	220,625	7.720	400.54	606	77.5
New Hampshire	14	2,152,993	0.31	153,785	7.409	363.18	606	72.4
New Jersey	103	25,021,220	3.60	242,924	8.007	370.44	610	73.6
New Mexico	32	4,338,389	0.62	135,575	8.418	367.92	603	84.3
New York	172	47,611,187	6.85	276,809	7.651	385.31	595	68.6
North Carolina	106	13,986,357	2.01	131,947	9.015	356.50	598	83.2
North Dakota	1	89,939	0.01	89,939	7.950	359.00	677	90.0
Ohio	69	8,220,373	1.18	119,136	8.973	375.44	597	82.6
Oklahoma	46	5,130,616	0.74	111,535	9.106	359.79	605	86.7
Oregon	54	11,170,443	1.61	206,860	7.688	403.14	616	79.2
Pennsylvania	140	17,359,421	2.50	123,996	8.466	357.53	601	78.2
Rhode Island	14	3,317,748	0.48	236,982	8.495	370.98	597	80.1
South Carolina	47	6,370,660	0.92	135,546	9.005	378.35	603	81.5
South Dakota	3	298,203	0.04	99,401	8.598	359.58	607	89.0
Tennessee	101	11,636,792	1.67	115,216	8.755	365.12	598	82.2
Texas	485	60,730,095	8.73	125,217	8.480	354.24	604	80.8
Utah	40	7,166,479	1.03	179,162	8.027	372.11	616	80.7
Vermont	6	1,087,900	0.16	181,317	7.712	382.87	617	74.9
Virginia	116	22,491,167	3.23	193,889	7.866	380.68	596	79.5
Washington	102	23,298,667	3.35	228,418	7.662	369.39	620	81.0
West Virginia	11	1,184,783	0.17	107,708	9.616	348.02	608	82.1
Wisconsin	29	3,503,919	0.50	120,825	9.025	373.63	600	81.2
Wyoming	11	1,926,547	0.28	175,141	7.155	359.34	655	73.7
Total	3,907	$695,331,985	100.00%

Loan-to-Value Ratios for the Mortgage Loans
in the Statistical Calculation Pool

Range of Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
50.00 or Less	257	$41,036,077	5.90%	$159,673	7.492%	365.21	588	41.3%
50.01 - 55.00	118	21,257,636	3.06	180,149	7.384	368.04	599	52.7
55.01 - 60.00	158	27,996,798	4.03	177,195	7.595	370.71	584	57.7
60.01 - 65.00	219	42,154,305	6.06	192,485	7.434	377.95	592	63.2
65.01 - 70.00	279	51,460,530	7.40	184,446	7.856	375.26	585	68.3
70.01 - 75.00	370	68,855,458	9.90	186,096	7.886	380.15	596	73.6
75.01 - 80.00	909	159,452,232	22.93	175,415	7.996	374.51	614	79.2
80.01 - 85.00	505	98,525,734	14.17	195,100	8.023	381.99	600	84.1
85.01 - 90.00	656	119,330,684	17.16	181,907	8.222	380.95	618	89.2
90.01 - 95.00	293	46,395,553	6.67	158,347	8.957	371.89	614	94.4
95.01 - 100.00	143	18,866,978	2.71	131,937	9.632	365.80	630	99.7
Total	3,907	$695,331,985	100.00%

Combined Loan-to-Value Ratios(1) for the Mortgage Loans
in the Statistical Calculation Pool

Range of Combined Loan-to-Value Ratios (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
50.00 or Less	252	$40,447,977	5.82%	$160,508	7.463%	365.28	588	41.3%
50.01 - 55.00	117	21,102,636	3.03	180,364	7.388	368.10	599	52.7
55.01 - 60.00	158	28,024,798	4.03	177,372	7.636	369.53	583	57.6
60.01 - 65.00	219	42,154,305	6.06	192,485	7.434	377.95	592	63.2
65.01 - 70.00	278	51,145,570	7.36	183,977	7.870	375.36	584	68.3
70.01 - 75.00	351	65,618,390	9.44	186,947	7.887	380.41	593	73.5
75.01 - 80.00	607	110,439,700	15.88	181,943	7.953	373.48	599	78.9
80.01 - 85.00	506	99,019,710	14.24	195,691	8.005	381.61	601	83.9
85.01 - 90.00	658	120,193,146	17.29	182,664	8.211	380.87	619	89.1
90.01 - 95.00	304	48,219,602	6.93	158,617	8.906	371.92	614	93.8
95.01 - 100.00	457	68,966,150	9.92	150,911	8.540	374.65	642	85.1
Total	3,907	$695,331,985	100.00%

____________
(1)
The Combined Loan-to-Value Ratios presented in the foregoing table reflect only certain junior lien mortgage loans secured by the related Mortgaged Properties. See the definition of “Combined Loan-to-Value Ratio” under the heading “The Mortgage Pool—Loan-to-Value Ratio” in the prospectus supplement.

Current Mortgage Rates for the Mortgage Loans
in the Statistical Calculation Pool

Range of Current Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
5.501 -6.000	27	$10,933,565	1.57%	$404,947	5.910%	369.73	658	68.3%
6.001 -6.500	209	60,932,274	8.76	291,542	6.382	391.00	631	72.0
6.501 -7.000	473	117,956,667	16.96	249,380	6.820	377.20	620	70.9
7.001 -7.500	489	105,384,122	15.16	215,509	7.316	378.48	609	74.8
7.501 -8.000	607	108,233,834	15.57	178,309	7.797	374.93	607	78.1
8.001 -8.500	505	81,444,370	11.71	161,276	8.328	379.51	604	78.4
8.501 -9.000	496	74,059,698	10.65	149,314	8.786	368.12	597	81.1
9.001 -9.500	291	41,701,359	6.00	143,304	9.306	371.85	589	82.4
9.501 -10.000	294	38,040,224	5.47	129,389	9.814	373.40	575	82.5
10.001 -10.500	182	20,442,845	2.94	112,323	10.311	365.49	570	83.8
10.501 -11.000	144	15,319,933	2.20	106,388	10.797	365.73	565	81.9
11.001 -11.500	96	10,396,127	1.50	108,293	11.289	364.18	565	83.4
11.501 -12.000	75	8,477,274	1.22	113,030	11.772	383.91	553	84.9
12.001 -12.500	14	1,570,351	0.23	112,168	12.238	378.01	535	73.6
12.501 -13.000	2	146,692	0.02	73,346	12.682	357.04	526	80.0
13.001 -13.500	2	241,650	0.03	120,825	13.125	360.00	579	98.7
Greater than 14.000	1	51,000	0.01	51,000	14.250	360.00	534	60.0
Total	3,907	$695,331,985	100.00%

Types of Mortgaged Properties for the Mortgage Loans
in the Statistical Calculation Pool

Mortgaged Property Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
Single Family Residence	3,160	$547,050,384	78.67%	$173,117	8.027%	375.37	603	76.7%
Planned Unit Development	485	97,223,581	13.98	200,461	8.023	379.17	610	80.1
Two Family Home	105	22,569,641	3.25	214,949	7.933	372.08	606	71.5
Low-Rise Condominium	115	20,814,041	2.99	180,992	8.076	387.61	613	77.4
Three Family Home	15	3,994,771	0.57	266,318	7.959	399.89	620	67.9
Manufactured Housing(1)	20	2,146,921	0.31	107,346	8.859	349.53	646	65.7
Four Family Home	4	769,228	0.11	192,307	7.149	359.29	610	49.3
High-Rise Condominium	3	763,418	0.11	254,473	8.947	359.23	642	81.7
Total	3,907	$695,331,985	100.00%
____________
(1)	Treated as real property.

Loan Purposes for the Mortgage Loans
in the Statistical Calculation Pool

Loan Purpose	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
Refinance - Cash Out	2,810	$529,668,068	76.17%	$188,494	7.912%	377.67	601	75.1%
Refinance - Rate/Term	520	84,356,273	12.13	162,224	7.925	373.84	613	80.3
Purchase	577	81,307,644	11.69	140,914	8.886	368.97	620	85.5
Total	3,907	$695,331,985	100.00%

Occupancy Types for the Mortgage Loans
in the Statistical Calculation Pool(1)

Occupancy Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
Owner Occupied	3,748	$674,050,650	96.94%	$179,843	8.013%	376.82	604	77.0%
Investment Property	127	15,372,486	2.21	121,043	8.570	361.93	635	75.5
Second Home	32	5,908,849	0.85	184,652	8.177	340.88	627	73.2
Total	3,907	$695,331,985	100.00%
____________
(1)	Based on representations by the Mortgagors at the time of origination of the related Mortgage Loans.

Remaining Terms to Stated Maturity for the Mortgage Loans
in the Statistical Calculation Pool

Range of Remaining Terms (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
1 - 120	12	$1,078,326	0.16%	$89,861	9.301%	119.36	602	67.2%
121 - 180	130	16,344,349	2.35	125,726	8.091	179.40	601	70.4
181 - 300	71	10,309,387	1.48	145,203	7.949	248.52	597	72.9
301 - 360	3,091	533,862,714	76.78	172,715	8.077	359.34	606	77.2
Greater than 360	603	133,737,208	19.23	221,786	7.814	479.42	602	77.1
Total	3,907	$695,331,985	100.00%

Loan Documentation Types for the Mortgage Loans
in the Statistical Calculation Pool

Loan Documentation Type	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
Full Documentation	2,941	$499,223,661	71.80%	$169,746	7.972%	376.09	603	78.9%
Stated Income	966	196,108,324	28.20	203,011	8.168	376.45	610	71.8
Total	3,907	$695,331,985	100.00%

Credit Bureau Risk Scores(1) for the Mortgage Loans
in the Statistical Calculation Pool

Range of Credit Bureau Risk Scores	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
801 - 820	2	$354,868	0.05%	$177,434	7.156%	359.60	808	82.8%
781 - 800	4	600,421	0.09	150,105	7.295	379.38	793	79.2
761 - 780	11	2,843,989	0.41	258,544	6.840	387.76	770	69.8
741 - 760	18	3,786,402	0.54	210,356	6.853	372.09	750	83.4
721 - 740	19	4,859,528	0.70	255,765	7.167	378.56	729	82.9
701 - 720	33	6,322,808	0.91	191,600	7.448	384.41	707	85.4
681 - 700	127	27,035,161	3.89	212,875	7.329	368.18	690	77.9
661 - 680	211	42,562,499	6.12	201,718	7.498	371.11	669	80.8
641 - 660	391	78,003,643	11.22	199,498	7.645	376.19	650	80.1
621 - 640	495	91,768,535	13.20	185,391	7.643	377.84	630	77.6
601 - 620	626	112,061,930	16.12	179,013	7.896	375.75	610	78.8
581 - 600	560	97,918,344	14.08	174,854	8.051	380.34	591	77.7
561 - 580	500	85,039,577	12.23	170,079	8.312	371.94	571	75.1
541 - 560	416	66,954,123	9.63	160,947	8.499	378.34	551	74.1
521 - 540	288	43,883,279	6.31	152,372	8.909	374.47	531	72.0
501 - 520	193	29,146,358	4.19	151,017	9.259	377.51	511	66.4
500 or Less	13	2,190,520	0.32	168,502	10.162	421.67	500	75.6
Total	3,907	$695,331,985	100.00%
____________
(1)
The Credit Bureau Risk Scores referenced in this table with respect to substantially all of the Mortgage Loans were obtained by the respective originators from one or more credit reporting agencies, and were determined at the time of origination.

Credit Grade Categories for the Mortgage Loans
in the Statistical Calculation Pool

Credit Grade Category	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
A	3,158	$566,081,480	81.41%	$179,253	7.953%	375.44	611	78.4%
A-	253	48,839,065	7.02	193,040	8.051	375.03	580	73.2
B	302	51,797,169	7.45	171,514	8.311	384.93	576	71.1
C	154	23,070,379	3.32	149,808	8.896	375.60	567	64.9
C-	17	2,581,329	0.37	151,843	9.309	355.54	558	69.6
D	23	2,962,563	0.43	128,807	8.856	407.01	547	57.2
Total	3,907	$695,331,985	100.00%

Prepayment Penalty Periods for the Mortgage Loans
in the Statistical Calculation Pool

Prepayment Penalty Period (months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Gross Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
0	1,089	$179,975,457	25.88%	$165,267	8.448%	366.55	598	77.4%
12	179	46,479,571	6.68	259,662	7.847	384.56	600	70.8
24	178	32,573,658	4.68	182,998	8.404	365.97	602	76.7
30	4	679,278	0.10	169,820	8.134	302.44	630	91.4
36	852	146,677,278	21.09	172,156	8.108	372.73	608	77.2
60	1,605	288,946,742	41.56	180,029	7.710	383.92	608	77.5
Total	3,907	$695,331,985	100.00%

Interest Only Periods for the Mortgage Loans
in the Statistical Calculation Pool

Interest Only Period (Months)	Number of Mortgage Loans	Aggregate Principal Balance Outstanding	Percent of Aggregate Principal Balance Outstanding	Average Current Principal Balance	Weighted Average Current Mortgage Rate	Weighted Average Remaining Term (months)	Weighted Average Credit Bureau Risk Score	Weighted Average Loan-to-Value Ratio
0	3,700	$641,421,267	92.25%	$173,357	8.085%	377.60	602	76.8%
60	206	53,730,717	7.73	260,829	7.332	359.38	640	78.6
120	1	180,000	0.03	180,000	9.500	358.00	572	60.0
Total	3,907	$695,331,985	100.00%